                                                                      Exhibit 2

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                           STOCK PURCHASE AGREEMENT


                           Dated as of May 12, 1994


                                    Among



                          QUAKER STATE CORPORATION,
                             QS HOLDING COMPANY,



                                     and



                     GENERAL ELECTRIC CAPITAL CORPORATION


                          With Respect to all of the
                         Outstanding Capital Stock of



                        HERITAGE INSURANCE GROUP, INC.




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

                               TABLE OF CONTENTS

                                                          Page

                                ARTICLE I

                               DEFINITIONS



                                ARTICLE II

                       SALE OF SHARES AND CLOSING

2.1     Purchase and Sale of Shares  . . . . . . . . . . .   12
2.2     Purchase Price . . . . . . . . . . . . . . . . . .   12
2.3     Final Interim Earnings . . . . . . . . . . . . . .   12
2.4     Closing  . . . . . . . . . . . . . . . . . . . . .   15

                            ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE SELLERS

3.1     Organization of the Sellers  . . . . . . . . . . .   16
3.2     Authority  . . . . . . . . . . . . . . . . . . . .   16
3.3     Organization of the Company and the
        Subsidiaries . . . . . . . . . . . . . . . . . . .   16
3.4     Capital Stock  . . . . . . . . . . . . . . . . . .   17
3.5     No Subsidiaries  . . . . . . . . . . . . . . . . .   17
3.6     No Conflicts or Violations . . . . . . . . . . . .   17
3.7     Books and Records  . . . . . . . . . . . . . . . .   19
3.8     GAAP Statements  . . . . . . . . . . . . . . . . .   19
3.9     SAP Statements . . . . . . . . . . . . . . . . . .   19
3.10    Reserves . . . . . . . . . . . . . . . . . . . . .   21
3.11    Absence of Changes . . . . . . . . . . . . . . . .   21
3.12    No Undisclosed Liabilities . . . . . . . . . . . .   25
3.13    Taxes  . . . . . . . . . . . . . . . . . . . . . .   26
3.14    Litigation . . . . . . . . . . . . . . . . . . . .   31
3.15    Compliance With Laws . . . . . . . . . . . . . . .   32
3.16    Pension and Benefit Plans; ERISA . . . . . . . . .   33
3.17    Properties; Environmental  . . . . . . . . . . . .   36
3.18    Contracts  . . . . . . . . . . . . . . . . . . . .   39
3.19    Insurance Issued . . . . . . . . . . . . . . . . .   42
3.20    Threats of Cancellation or Downgrading . . . . . .   43
3.21    Licenses and Permits . . . . . . . . . . . . . . .   44
3.22    Operations Insurance . . . . . . . . . . . . . . .   44
3.23    Intercompany Liabilities . . . . . . . . . . . . .   44
3.24    Bank Accounts  . . . . . . . . . . . . . . . . . .   45
3.25    Disclosure . . . . . . . . . . . . . . . . . . . .   45


                             ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1     Organization . . . . . . . . . . . . . . . . . . .   45
4.2     Authority  . . . . . . . . . . . . . . . . . . . .   45
4.3     No Conflicts or Violations . . . . . . . . . . . .   46
4.4     Litigation . . . . . . . . . . . . . . . . . . . .   46
4.5     Purchase for Investment  . . . . . . . . . . . . .   47
4.6     Disclosure . . . . . . . . . . . . . . . . . . . .   47

                            ARTICLE V

                      COVENANTS OF SELLERS

5.1     Contract and Regulatory Approvals  . . . . . . . .   47
5.2     HSR Filings  . . . . . . . . . . . . . . . . . . .   48
5.3     Investigation by the Purchaser . . . . . . . . . .   48
5.4     No Negotiations  . . . . . . . . . . . . . . . . .   48
5.5     Conduct of Business  . . . . . . . . . . . . . . .   49
5.6     Financial Statements and Reports . . . . . . . . .   52
5.7     Investments  . . . . . . . . . . . . . . . . . . .   53
5.8     Employee Matters . . . . . . . . . . . . . . . . .   54
5.9     Participation in Benefit Plans . . . . . . . . . .   55
5.10    No Charter Amendments  . . . . . . . . . . . . . .   57
5.11    No Issuance of Securities  . . . . . . . . . . . .   57
5.12    No Dividends . . . . . . . . . . . . . . . . . . .   57
5.13    No Disposal of Property  . . . . . . . . . . . . .   58
5.14    No Breach or Default . . . . . . . . . . . . . . .   58
5.15    Indebtedness . . . . . . . . . . . . . . . . . . .   58
5.16    No Acquisitions  . . . . . . . . . . . . . . . . .   59
5.17    Intercompany Liabilities . . . . . . . . . . . . .   59
5.18    Resignations of Directors  . . . . . . . . . . . .   60
5.19    Tax Matters  . . . . . . . . . . . . . . . . . . .   60
5.20    Use of Name  . . . . . . . . . . . . . . . . . . .   61
5.21    Books and Records  . . . . . . . . . . . . . . . .   61
5.22    Notice . . . . . . . . . . . . . . . . . . . . . .   61

                          ARTICLE VI

                    COVENANTS OF PURCHASER

6.1     Regulatory Approvals . . . . . . . . . . . . . . .   62
6.2     HSR Filings  . . . . . . . . . . . . . . . . . . .   62
6.3     Notice . . . . . . . . . . . . . . . . . . . . . .   63


                               ARTICLE VII

              CONDITIONS TO OBLIGATIONS OF THE PURCHASER

7.1     Representations and Warranties . . . . . . . . . .   63
7.2     Performance  . . . . . . . . . . . . . . . . . . .   64
7.3     Officer's Certificates . . . . . . . . . . . . . .   64
7.4     HSR Act Approval . . . . . . . . . . . . . . . . .   64
7.5     No Injunction  . . . . . . . . . . . . . . . . . .   64
7.6     No Proceeding or Litigation  . . . . . . . . . . .   64
7.7     Consents and Authorizations  . . . . . . . . . . .   65
7.8     No Adverse Change  . . . . . . . . . . . . . . . .   65
7.9     Opinion of Counsel . . . . . . . . . . . . . . . .   66

                         ARTICLE VIII

             CONDITIONS TO OBLIGATIONS OF THE SELLERS

8.1     Representations and Warranties . . . . . . . . . .   66
8.2     Performance  . . . . . . . . . . . . . . . . . . .   66
8.3     Officer's Certificates . . . . . . . . . . . . . .   66
8.4     HSR Act Approval . . . . . . . . . . . . . . . . .   67
8.5     No Injunction  . . . . . . . . . . . . . . . . . .   67
8.6     No Proceeding or Litigation  . . . . . . . . . . .   67
8.7     Consents and Authorizations  . . . . . . . . . . .   67
8.8     Opinions of Counsel  . . . . . . . . . . . . . . .   68

                            ARTICLE IX

                      SURVIVAL OF PROVISIONS

9.1     Survival of Representations and Warranties . . . .   68
9.2     Pursuit of Claims  . . . . . . . . . . . . . . . .   68

                           ARTICLE X

                        INDEMNIFICATION

10.1    Indemnification by the Sellers . . . . . . . . . .   69
10.2    Other Indemnification by the Sellers . . . . . . .   70
10.3    Indemnification by the Purchaser . . . . . . . . .   71
10.4    Indemnification Procedures . . . . . . . . . . . .   71
10.5    Tax Indemnification  . . . . . . . . . . . . . . .   73
10.6    Tax Effect of Indemnification Payments . . . . . .   80
10.7    Limitation on Certain Indemnification  . . . . . .   83

                           ARTICLE XI

                           TERMINATION

11.1    Termination  . . . . . . . . . . . . . . . . . . .   84
11.2    Effect of Termination  . . . . . . . . . . . . . .   84


                            ARTICLE XII

                           MISCELLANEOUS

12.1    Section 338(h)(10) Election  . . . . . . . . . . .   85
12.2    Notices  . . . . . . . . . . . . . . . . . . . . .   89
12.3    Noncompetition . . . . . . . . . . . . . . . . . .   90
12.4    Entire Agreement . . . . . . . . . . . . . . . . .   91
12.5    Expenses . . . . . . . . . . . . . . . . . . . . .   91
12.6    Public Announcements . . . . . . . . . . . . . . .   91
12.7    Confidentiality  . . . . . . . . . . . . . . . . .   92
12.8    Brokers  . . . . . . . . . . . . . . . . . . . . .   93
12.9    Further Assurances . . . . . . . . . . . . . . . .   93
12.10   Waiver . . . . . . . . . . . . . . . . . . . . . .   94
12.11   Amendment  . . . . . . . . . . . . . . . . . . . .   94
12.12   Counterparts . . . . . . . . . . . . . . . . . . .   94
12.13   No Third Party Beneficiary . . . . . . . . . . . .   94
12.14   Governing Law  . . . . . . . . . . . . . . . . . .   94
12.15   Binding Effect . . . . . . . . . . . . . . . . . .   94
12.16   No Assignment  . . . . . . . . . . . . . . . . . .   94
12.17   Invalid Provisions . . . . . . . . . . . . . . . .   95

                                  EXHIBIT LIST

Exhibit A    List of Insurance Subsidiaries

Exhibit B    List of Individuals Having Knowledge

Exhibit C    List of Subsidiaries

Exhibit D    Audit Adjustments

Exhibit E    Permitted Investments

Exhibit F    Knowledge Exceptions

Exhibit G-1  Form of Opinion of Reed Smith Shaw & McClay,
             counsel to the Sellers

Exhibit G-2  Form of Opinion of General Counsel of the Sellers

Exhibit G-3  Form of Opinion of Lord, Bissell & Brook, counsel to the Subsidiaries

Exhibit H-1  Form of Opinion of Weil, Gotshal & Manges, counsel to the Purchaser

Exhibit H-2  Form of Opinion of Department Counsel of the
             Purchaser

                            STOCK PURCHASE AGREEMENT


    This Stock Purchase Agreement ("Agreement") is made and entered into this 12th day of May, 1994 by and among Quaker State Corporation, a Delaware corporation ("Quaker State"), QS Holding Company, a Delaware corporation ("Holding"), and General Electric Capital Corporation, a New York corporation (the "Purchaser").

    WHEREAS, Holding is a wholly owned subsidiary of Quaker
State;

    WHEREAS, Holding owns 1,000 shares (the "Shares") of common stock of Heritage Insurance Group, Inc., a Delaware corporation (the "Company"), constituting all the issued and outstanding capital stock of the Company; and

    WHEREAS, Holding desires to sell the Shares to the Purchaser, and the Purchaser desires to purchase the Shares from Holding, on the terms and subject to the conditions set forth in this Agreement;

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

    The capitalized terms used herein will have the following meanings.

    "Accrued Tax Reserve" shall mean the sum of any speci-fic reserve for current Taxes and any specific reserve for contingent Taxes as reflected on the Expanded Year End GAAP
Financial Statements.

    "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified.

    "Agreement" shall mean this Stock Purchase Agreement, together with the exhibits attached hereto and the Disclosure Schedule.

    "Annual Statement" shall mean, with respect to a specified Subsidiary, the annual statement of such Subsidiary filed with or submitted to the insurance regulatory authority in the jurisdiction in which such Subsidiary is domiciled (or, in the case of Heritage
Mechanical, in the State of Florida) on forms prescribed or permitted by such authority.

    "Asset Basis" shall have the meaning ascribed to it in
SECTION 12.1(D) hereof.

    "Assets" shall mean all assets or properties of every kind, nature, character, and description (whether real, personal, mixed, tangible, or intangible) owned or leased by a specified Person, including without limitation cash, cash equivalents, securities, accounts and notes receivable, real estate, equipment, furniture, and fixtures.

    "Books and Records" shall mean all accounting, financial reporting, Tax, business, marketing, corporate, and other files, documents, instruments, papers, books, and records of a specified Person, including without limitation financial statements, budgets, projections, ledgers, journals, deeds, title policies, manuals, minute books, stock certificates and books, stock transfer ledgers, Contracts, franchises, permits, agent and agency lists, policyholder and Service Contract holder lists, investor lists, registered representative lists, reports, computer tapes, discs, and other files, retrieval programs, operating data or plans, and environmental studies or plans.

    "Business or Condition" shall mean the business, prospects, condition (financial or otherwise), or Assets of a specified Person.

    "Closing" shall mean the closing of the transactions contemplated by this Agreement as provided in SECTION 2.4 hereof.

    "Closing Date" shall mean the later of (a) the third business day following the date upon which the last of the conditions set forth in ARTICLES VII and VIII hereof has been satisfied or waived, or (b) such other date as the Purchaser and the Sellers may agree upon in writing.

    "COBRA" shall mean the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended, and the regulations thereunder.

    "Code" shall mean the Internal Revenue Code of 1986, as amended (including without limitation any successor code), and the rules and regulations promulgated thereunder.

    "Company" shall mean Heritage Insurance Group, Inc., a
Delaware corporation.

    "Company Employee" shall have the meaning ascribed to it in SECTION 5.9 hereof.

    "Company Employee Benefit Plans" shall have the meaning ascribed to it in SECTION 3.16(A) hereof.

    "Company Pension Plans" shall have the meaning ascribed to it in SECTION 3.16(A) hereof.

    "Company Stock Basis" shall have the meaning ascribed to it in SECTION 12.1(D) hereof.

    "Contract" shall mean any agreement, lease, sublease, license, sublicense, promissory note, evidence of indebtedness, insurance policy, annuity, or other contract
(whether written or oral).

    "Damages" shall mean any and all monetary damages, Liabilities, fines, fees, penalties, interest obligations, losses, and expenses, including without limitation punitive, treble, or other exemplary or extra contractual damages (but only to the extent such punitive, treble, exemplary, or extra contractual damages are claimed by a Person other than the Sellers or the Purchaser), amounts paid in settlement, interest, court costs, costs of investigation, fees and expenses of attorneys, accountants, actuaries, environmental consultants, engineers, and other experts, and other expenses of litigation or of any claim, default, or assessment.

    "Disclosure Schedule" shall mean the disclosure schedule dated the date hereof (which, as to ARTICLE III hereof only, may be supplemented as to specific factual items from time to time before the fifth business day prior to the Closing Date) furnished by the Sellers to the Purchaser and containing all lists, descriptions, exceptions, and other information and materials as are required to be included therein pursuant to this Agreement.

    "Election" shall have the meaning ascribed to it in
SECTION 12.1(A) hereof.

    "Election Notice" shall have the meaning ascribed to it in SECTION 12.1(B) hereof.

    "Election Tax Cost" shall have the meaning ascribed to it in SECTION 12.1(A) hereof.

    "Employee Benefit Plan" shall have the meaning ascribed to it in SECTION 3.16(A) hereof.

    "Environmental Damages" shall mean any and all Damages arising from or under any Environmental Law or any order or Contract from or with any federal, state, or local governmental authority.

    "Environmental Law" shall mean any Law concerning
Releases into any part of the natural environment or concerning activities that might result in damage to the natural environment or any Law relating to the environment or to protecting or improving the quality of the natural environment and protecting public and employee health and safety including without limitation the Comprehensive Environment Response, Compensation, and Liability Act (42
U.S.C. sec. 9601 ET SEQ.), the Hazardous Materials Transporta-tion Act (49 U.S.C. sec. 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. sec. 6901 ET SEQ.), the Clean Water Act (33 U.S.C. sec. 1251 ET SEQ.), the Clean
Air Act (33 U.S.C. sec. 2601 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. sec. 2601 ET SEQ.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. sec. 36 ET SEQ.), and the Occupational Safety and Health Act (29 U.S.C. sec
 651 ET SEQ.) as such Laws have been amended, and the regulations promulgated thereto, and any and all analogous state or local statutes, in each case as now in effect.

    "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

    "ERISA Affiliate" shall mean any Person under common control (as defined in Section 414 of the Code), or treated
(under Section 414(b), (c), (m), or (o) of the Code) as a single employer, with the Sellers, the Company, or any Subsidiary.

    "Estimated Election Tax Cost" shall have the meaning ascribed to it in SECTION 12.1(F) hereof.

    "Expanded Year End GAAP Financial Statements" shall mean the Year End GAAP Financial Statements audited by
Coopers & Lybrand and expanded to reflect the specific reserves for current Taxes, contingent Taxes and deferred
Taxes.

    "Final Determination" shall have the meaning ascribed to it in SECTION 10.6(C) hereof.

    "Final Interim Earnings" shall mean the amount that is deemed to be Final Interim Earnings pursuant to SECTION
2.3(A),  (B),  (C), or (D) hereof, as the case may be.

    "Foreign Subsidiaries" shall mean Westlake Insurance
Group, Ltd. and Westlake Insurance Company, Ltd.

    "GAAP" shall mean generally accepted accounting principles, consistently applied throughout the specified period and in the comparable period in the immediately preceding year.

    "Hazardous Materials" shall mean any chemical, sub-stance, material, or waste which is regulated as hazardous by any local governmental authority in the jurisdictions in which the Company or any Subsidiary conducts business, or by the United States or other national government, including without limitation (a) petroleum, petroleum products, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, flammable substances, explosives, and radioactive materials, (b) any other material or substance which is now defined as a "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste," "pollutant," or "toxic substance" under any provision of Environmental Law, and (c) any other chemical, material, or substance, the exposure of which is now prohibited, limited, or regulated by or under any Environmental Law.

    "Heritage Indemnity" shall mean Heritage Indemnity
Company, a California property and casualty insurance corporation.

    "Heritage Life" shall mean Heritage Life Insurance
Company, an Arizona life insurance corporation.

    "Heritage Mechanical" shall mean Heritage Mechanical
Breakdown Corporation, a Delaware corporation that is licensed in Florida as a Motor Vehicle Service Agreement
Company.

    "Holding" shall mean QS Holding Company, a Delaware corporation.

    "HSR Act" shall mean Section 7A of the Clayton Act
(Title II of the Hart-Scott-Rodino Antitrust Improvements
Act of 1976), as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

    "Income Taxes" shall mean any Taxes based on, with respect to, or measured by net or gross income (including without limitation, withholding Taxes on gross income), premiums, receipts, net worth, franchise, conduct of busi-ness, or other similar items.

    "Income Tax Return" shall mean any Tax Return required to be supplied to a taxing authority in connection with Income Taxes.

    "Indemnitee" shall mean a Person claiming indemnifica-tion under ARTICLE X hereof.

    "Indemnifying Party" shall mean a Person against whom claims of indemnification are being asserted under ARTICLE X hereof.

    "Insurance Agents" shall mean (i) employees and repre-sentatives of financial institutions and automobile dealers and other Persons who sell, as active agents for any Subsi-diary, insurance policies, Service Contracts, or annuities of any Subsidiary, and (ii) any Person who solicits any of the foregoing to be agents of any Subsidiary.

    "Insurance Subsidiaries" shall mean the corporations listed on EXHIBIT A hereto.

    "Intercompany Indebtedness" shall mean the $3 million principal amount of indebtedness owed to Heritage Life by Quaker State as of January 31, 1994 pursuant to the subor-dinated promissory note due 1996.

    "Interim Earnings" shall mean the pre-tax operating earnings reflected on the Interim Income Statement.

    "Interim Income Statement" shall mean the unaudited statement of income of the Company and its consolidated subsidiaries for the period from January 1, 1994 through the Closing Date as prepared by the Purchaser in accordance with GAAP.

    "IRS" shall mean the United States Internal Revenue
Service or any successor agency.

    "Knowledge" shall mean the actual knowledge of the representatives of the Sellers and the Company listed on EXHIBIT B hereto, whose actual knowledge will be attributed to the Sellers.

    "Laws" shall mean all laws, statutes, ordinances, regulations, and other pronouncements having the effect of law of the United States of America, any foreign country, or any domestic or foreign state, province, commonwealth, city, county, municipality, territory, protectorate, possession, court, tribunal, agency, government, department, commission, arbitrator, board, bureau, or instrumentality thereof.

    "Liabilities" shall mean all debts, obligations, and other liabilities of a Person (whether absolute, accrued, contingent, fixed, or otherwise, or whether due or to become due).

    "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, or other encumbrance of any kind, or any conditional sale Contract, title retention Contract, or other Contract to give any of the foregoing.

    "Life Subsidiary" shall mean each Subsidiary that files federal Income Tax Returns on the basis that such Subsidiary is a life insurance company within the meaning of Section
816 of the Code.

    "MAP Agreement" shall mean the Data Processing Agree-ment dated as of February 15, 1994 between Heritage Life and Management Applied Programming, Inc.

    "Material Adverse Effect" shall mean a material adverse effect on the Business or Condition of the Company and the Subsidiaries taken as a whole.

    "Multiemployer Plan" shall have the meaning ascribed to it in SECTION 3.16(A) hereof.

    "Multiple Employer Plan" shall have the meaning ascribed to it in SECTION 3.16(A) hereof.

    "Other Taxes" shall mean all Taxes other than Income
Taxes.

    "Other Tax Return" shall mean any Tax Return required to be supplied to a taxing authority in connection with Other Taxes.

    "PBGC" shall mean the Pension Benefit Guaranty Corpora-tion established under ERISA.

    "P&C Subsidiary" shall mean each Subsidiary that files federal Income Tax Returns on the basis that such Subsidiary is an insurance company within the meaning of Section 831 of the Code.

    "Person" shall mean any natural person, corporation, general partnership, limited partnership, proprietorship, trust, or other entity.

    "Phase III Tax Reimbursement" shall equal $984,563.

    "Post-Closing Period" shall have the meaning ascribed to it in SECTION 10.6(C) hereof.

    "Pre-Closing Period" shall have the meaning ascribed to it in SECTION 10.6(C) hereof.

    "Purchase Price" shall have the meaning ascribed to it in SECTION 2.2(A) hereof.

    "Purchaser" shall mean General Electric Capital
Corporation, a New York corporation.

    "Purchaser Party" shall mean the Purchaser, any Affiliate of the Purchaser (including each of the Company and the Subsidiaries after the Closing), or any officer, director, or employee of the Purchaser or of any Affiliate of the Purchaser.

    "Quaker State" shall mean Quaker State Corporation, a
Delaware corporation.

    "Quarterly Statement" shall mean, with respect to a specified Insurance Subsidiary, the quarterly statement of such Insurance Subsidiary filed with or submitted to the insurance regulatory authority in the state in which such Insurance Subsidiary is domiciled on forms prescribed or permitted by such authority.

    "Realized" shall have the meaning ascribed to it in
SECTION 10.6(C) hereof.

    "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration (including without limitation, sudden, non-sudden, accidental, or non-accidental) into the indoor or outdoor environment or into or out of any property owned, operated, or leased by the Company or any Subsidiary, including the movement of any Hazardous Materials or other substances through or in the air, soil, surface water, ground water, or property.

    "SAP" shall mean the statutory accounting practices required or permitted by the insurance regulatory authority in the State of Florida in the case of Heritage Mechanical and in their respective jurisdictions of domicile in the case of the Insurance Subsidiaries, consistently applied throughout the specified period and in the immediately prior comparable period.

    "Section 338 Liabilities" shall have the meaning ascribed to it in SECTION 12.1(D) hereof.

    "Section 807 Taxes" shall mean any and all Taxes attributable to an adjustment under Section 807 of the Code made with respect to a taxable period ending on or before the Closing Date.

    "Sellers" shall mean Quaker State and Holding.

    "Seller Benefit Plans" shall have the meaning ascribed to it in SECTION 3.16(A) hereof.

    "Seller Consolidated or Combined Returns" shall have the meaning ascribed to it in SECTION 10.5(E) hereof.

    "Seller Party" shall mean the Sellers, any Affiliate of the Sellers, or any officer, director, or employee of the Sellers or of any Affiliate of the Sellers.

    "Service Contract" shall mean any Contract pursuant to which the Company or any Subsidiary has agreed to indemnify, reimburse, or pay for service performed on any product.

    "Settlement Auditor" shall mean Ernst & Young or if such firm is unable or unwilling to serve as Settlement
Auditor, such other of the "Big Six" nationally recognized independent auditing firms (other than the regular auditing firms for the Purchaser, the Sellers, the Company, or any Subsidiary) that the Purchaser and the Sellers may agree upon.

    "Shares" shall mean 1,000 shares of common stock of the Company, constituting all the issued and outstanding shares of capital stock of the Company.

    "Statement" shall have the meaning ascribed to it in
SECTION 10.5(B) hereof.

    "Subsidiaries" shall mean the corporations listed on EXHIBIT C hereto.

    "Subsidiary Stock Basis" shall have the meaning ascribed to it in SECTION 12.1(D) hereof.

    "Tax Allocation Agreement" shall mean the Tax
Allocation Agreement dated October 19, 1992, as amended by amendment dated March 3, 1994, between Quaker State, the
Company, and the Subsidiaries.

    "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or Liabilities, including without limitation (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, import, export, withholding, employment, payroll, medicare, Phase III, estimated and franchise taxes imposed by the United States of America, any state, local, or foreign government, or any subdivision, agency, or other similar Person of the United States, or any such government; and (b) any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.

    "Tax Benefit" shall have the meaning ascribed to it in
SECTION 10.6(C) hereof.

    "Tax Claim" shall have the meaning ascribed to it in
SECTION 10.5(C) hereof.

    "Tax Detriment" shall have the meaning ascribed to it in SECTION 10.6(C) hereof.

    "Tax Returns" shall mean any report, return, statement, or other information required to be supplied to a taxing authority in connection with Taxes.

    "WARN" shall mean the Worker Adjustment and Retraining
Notification Act and any similar state or local "plant closing" law.

    "Wescal Settlement Agreement" shall mean the Settlement
Agreement, dated December 30, 1993, between Wescal and
Heritage Life Insurance Company.

    "Year End GAAP Financial Statements" shall mean the audited GAAP consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 1993 and the related unaudited statements of income, shareholders' interest, and cash flow of the Company and its consolidated subsidiaries for the year then ended.

    "Year End SAP Financial Statements" shall mean the
Annual Statement of each of Heritage Life and Heritage
Indemnity as of and for the year ended December 31, 1993.

    Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively;
(c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement;
(d) the terms "ARTICLE" or "Section" refer to the specified ARTICLE or Section of this Agreement; (e) the term "or" means "and/or"; (f) the term "party" means, on the one hand, the Purchaser, and on the other hand, the Sellers; (g) the phrase "in the ordinary course of business and consistent with past practice" refers to the business, operations, affairs, and practice of the Company or the Subsidiaries, as the case may be, in each case consistent with past practices of such business, operations, and affairs and consistent with all applicable Laws; (h) the phrase "commercially reasonable efforts" does not include the expenditure of funds other than customary expenditures in the ordinary course of business; and (i) all references to "dollars" or "$" refer to currency of the United States of America.


                                   ARTICLE II

                           SALE OF SHARES AND CLOSING

    2.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions, and in reliance upon the representations and warranties, set forth in this Agreement, Holding agrees to sell the Shares to the Purchaser and the Purchaser agrees to purchase the Shares from Holding.

    2.2  PURCHASE PRICE.

    (a)  The aggregate purchase price (the "Purchase
Price") for the Shares shall be (i) $85 million if the Purchaser requests, pursuant to SECTION 5.15 hereof, Quaker
State to repay in full the Intercompany Indebtedness; or
(ii) $82 million if the Purchaser requests, pursuant to
SECTION 5.15 hereof, Heritage Life to forgive the Intercompany Indebtedness. The Purchase Price will be payable to Holding in cash at the Closing and will be subject to adjustment as provided in SECTION 2.2(B) hereof.

    (b) After the Closing, the Purchase Price will be reduced as follows:

         (i)  If the Closing occurs on or before
June 30, 1994, the Purchase Price will be reduced by the amount, if any, by which the Final Interim Earnings exceed $4.6 million.

        (ii)  If the Closing occurs after June 30,
1994, the Purchase Price will be reduced by the amount, if any, by which the Final Interim Earnings exceed the sum of $4.6 million plus $800,000 for each calendar month between July 1, 1994 and the Closing Date (pro-rated for partial calendar months).

Any such adjustment will be payable by the Sellers to the Purchaser, by wire transfer of immediately available funds, within one business day after the determination of Final
Interim Earnings.

2.3  FINAL INTERIM EARNINGS.

    (a) As promptly as practicable after the Closing Date, the Purchaser will deliver to the Sellers a copy of the Interim Income Statement together with the Purchaser's calculation of Interim Earnings. If the Purchaser's calculation of Interim Earnings is less than or equal to $4.6 million or, if applicable, the sum determined pursuant to SECTION 2.2(B)(II) hereof, such calculation of Interim
Earnings will be deemed to be Final Interim Earnings.

    (b) Within 30 business days after the Sellers' receipt of the Interim Income Statement, if the Purchaser's calculation of Interim Earnings exceeds $4.6 million or, if applicable, the sum determined pursuant to SECTION 2.2(B)(II) hereof, the Sellers will provide the Purchaser with written notice indicating whether the Sellers agree or disagree with the Purchaser's calculation of Interim Earnings. During such 30-day period, the Purchaser will promptly provide to the Sellers (or their representatives) such financial records and work papers of the Purchaser relating to the Purchaser's calculation of Interim Earnings as the Sellers may reasonably request. If the Sellers agree with the Purchaser's calculation of Interim Earnings, or if the Sellers fail to deliver to the Purchaser such written notice within such 30-day period, the Purchaser's calculation of Interim Earnings will be deemed to be Final Interim Earnings.

    (c) Within five business days after the Purchaser's receipt of any notice of the Sellers' disagreement with the Purchaser's calculation of Interim Earnings, the Purchaser and the Sellers will begin good faith negotiations to resolve such disagreement. If the Purchaser and the Sellers are able to resolve such disagreement within ten business days after such negotiations begin, the Purchaser's calculation of Interim Earnings will be adjusted accordingly to reflect such resolution and, as adjusted, will be deemed to be Final Interim Earnings. If the Purchaser and the Sellers are unable to resolve such disagreement within ten business days after such negotiations begin, such disagreement will be submitted to the Settlement Auditor for resolution. The Purchaser and the Sellers will cooperate with the Settlement Auditor to resolve such disagreement as promptly as practicable. Each of the Purchaser and the Sellers will pay one-half of the fees and expenses of the Settlement Auditor.

    (d) The Settlement Auditor, in its sole discretion, will determine (i) the nature and extent of the participation by the Purchaser, the Sellers, and their respective independent auditors in connection with the resolution of any disagreement submitted to the Settlement Auditor, (ii) the nature and extent of information that the Purchaser and the Sellers may submit to the Settlement Auditor for consideration in connection with such resolution, and (iii) the personnel of the Settlement Auditor who will review such information and resolve such disagreement. The Settlement Auditor's resolution of any such disagreement will be reflected in a written report which will be delivered promptly to, and will be final and binding upon, the Purchaser and the Sellers. The
Purchaser's calculation of Interim Earnings will be adjusted accordingly to reflect such resolution and, as adjusted, will be deemed to be Final Interim Earnings.

    (e) Simultaneously with the Purchaser's delivery of the Interim Income Statement, the Purchaser will deliver to the Sellers its good faith calculation (which shall be made in a manner consistent with Quaker State's prior practice) of all Liabilities due from the Company or any Subsidiary to Quaker State pursuant to the Tax Allocation Agreement for the period beginning on January 1, 1994 and ending on the Closing Date, setting forth (with reasonable specificity) the bases for such calculation. Within 45 business days after the Sellers' receipt thereof, the Sellers will provide the Purchaser with written notice indicating whether the Sellers agree or disagree with the Purchaser's calculation of such Liabilities. If the Sellers agree with the Purchaser's calculation of such Liabilities or if the Sellers fail to deliver such written notice within such 45-day period, the Company will pay to the Sellers the amount of the Purchaser's calculation of such Liabilities within five business days of such written notice of agreement or the expiration of such 45-day period, and neither the Purchaser, the Sellers, the Company, nor any Subsidiary shall have any further Liability under the Tax Allocation Agreement. If the Sellers provide written notice to the Purchaser of any disagreement with the Purchaser's calculation of such Liabilities, setting forth (with reasonable specificity) the bases therefor, the Purchaser and the Sellers will begin good faith negotiations to resolve such disagreement. If the Purchaser and the Sellers are able to resolve such disagreement within ten business days after the Purchaser's receipt of notice of disagreement, the Purchaser's calculation of such

Liabilities will be adjusted accordingly to reflect such resolution, the Company will pay to the Sellers the adjusted amount within five business days after such resolution, and neither the Purchaser, the Sellers, the Company, nor any Subsidiary will have any further Liability under the Tax Allocation Agreement. If the Purchaser and the Sellers are unable to resolve any disagreement within ten business days after the Purchaser's receipt of notice of disagreement, the Purchaser and the Sellers will jointly request the Settlement Auditor to resolve (in accordance with SECTIONS 2.3(D)(I), (II), and (III) hereof) any issue in dispute as promptly as possible and will cooperate with the Settlement Auditor to resolve such dispute. The Settlement Auditor will make a determination with respect to any disputed issue, and the amount of such Liabilities will be as determined by the Settlement Auditor. Within five business days after the Settlement Auditor's determination, the Company will pay to the Sellers the amount determined by the Settlement Auditor, and neither the Purchaser, the Sellers, the Company, nor any Subsidiary will have any further Liability under the Tax Allocation Agreement. Each of the Purchaser and the Sellers will pay one-half of the fees and expenses of the Settlement Auditor. No payment pursuant to this SECTION 2.3(E) will affect any Purchaser Party's right to indemnification pursuant to SECTION 10.5(A) hereof should the amount of Taxes as ultimately determined (on audit or otherwise), for the period beginning on January 1, 1994 and ending on the Closing Date, exceed the amount determined under this SECTION 2.3(E).

2.4  CLOSING.

    (a) The Closing will take place at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York
10153, at 10:00 a.m., local time on the Closing Date.

    (b) At the Closing, the Purchaser will (i) pay the Purchase Price to Holding by wire transfer of immediately available funds to such account as Holding specifies to the Purchaser in writing at least two business days before the Closing Date; and (ii) deliver to the Sellers such documents and instruments required to be delivered by the Purchaser under the terms of this Agreement.

    (c) At the Closing, the Sellers will deliver to the Purchaser (i) a certificate or certificates representing all the Shares in appropriate form for transfer to the Purchaser or accompanied by stock powers duly executed in blank; and

(ii) such other documents and instruments required to be delivered by the Sellers under the terms of this Agreement.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

       The Sellers hereby jointly and severally represent and warrant to the Purchaser as follows:

       3.1 ORGANIZATION OF THE SELLERS. Each of Quaker State and Holding is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

       3.2 AUTHORITY. The execution and delivery of this Agreement by each Seller and the performance by such Seller of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of such Seller. This Agreement constitutes a legal, valid, and binding obligation of each Seller and is enforceable against such Seller in accordance with its terms, except to the extent that (a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

       3.3 ORGANIZATION OF THE COMPANY AND THE SUBSIDIARIES. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction set forth opposite such entity's name on SECTION 3.3 of the disclosure schedule. To the Knowledge of the Sellers, SECTION 3.3 of the Disclosure Schedule contains a true and complete list of all jurisdictions in which the Sellers, the Company, or any Subsidiary has been notified in writing that an Insurance Subsidiary is deemed to be commercially domiciled. To the Knowledge of the Sellers, each of the Company and the Subsidiaries is duly qualified or admitted to do business and is in good standing as a foreign corporation in all jurisdictions in which the ownership, use, or leasing of its Assets or the conduct or nature of its business makes such qualification or admission necessary, except where the failure to be so qualified or admitted and in good standing, individually or in the aggregate with other such failures, does not have or cannot reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Sellers,
SECTION 3.3 of the Disclosure Schedule contains a true and complete list of all jurisdictions in which each of the Company and the Subsidiaries is qualified or admitted to do business as a foreign corporation.

    3.4 CAPITAL STOCK. SECTION 3.4 of the Disclosure Schedule contains a true and complete list of the authorized, issued, and outstanding capital stock of each of the Company and the Subsidiaries. All issued and outstanding shares of capital stock of each of the Company and the Subsidiaries are duly authorized, validly issued, fully paid, nonassessable, and are owned beneficially and of record as disclosed in SECTION 3.4 of the Disclosure Schedule, free and clear of all Liens, other than Liens with respect to state or local Taxes that are not yet due or remain payable without penalty. The Shares constitute all of the issued and outstanding capital stock of the Company. Except as disclosed in SECTION 3.4 of the Disclosure Schedule, there are no outstanding securities, obligations, rights, subscriptions, warrants, options, phantom stock rights, or (except for this Agreement) other Contracts that give any Person the right to (a) purchase or otherwise receive or be issued any shares of capital stock of the Company or any Subsidiary or any security or Liability of any kind convertible into or exchangeable for any shares of capital stock of the Company or any Subsidiary or
(b) participate in the equity, income, or election of directors or officers of the Company or any Subsidiary.

    3.5 NO SUBSIDIARIES. Except for the Subsidiaries and except as disclosed in SECTION 3.5 of the Disclosure Schedule, (a) to the Knowledge of the Sellers, neither the Company nor any Subsidiary owns the majority of the outstanding voting capital stock of any Person or otherwise controls any Person (excluding individuals), whether directly or indirectly, whether through the ownership of securities or proxy, or whether alone or in combination with others; and (b) the Sellers have no other Affiliate (other than the Company) that uses the word "Heritage" in its name.

     3.6 NO CONFLICTS OR VIOLATIONS. To the Knowledge of the Sellers, the execution and delivery of this Agreement by each Seller does not, and the performance by such Seller of its obligations under this Agreement will not:

          (a)  subject to obtaining the approvals
     contemplated by SECTIONS 5.1, 5.2, 6.1, and 6.2 hereof, violate any term or provision of any Law (including without limitation all applicable securities Laws but excluding any antitrust Laws other than the HSR Act) or any writ, judgment, decree, injunction, or similar order applicable to the Sellers, the Company, or any Subsidiary;

          (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the articles or certificate of incorporation or bylaws of either
     Seller, the Company, or any Subsidiary;

          (c) result in the creation or imposition of any Lien upon the Company or any Subsidiary or any of their respective Assets which Lien individually or in the aggregate with other Liens has or may reasonably be expected to have a Material Adverse Effect;

          (d) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in or with respect to, any material Contract to which either Seller, the Company, or any Subsidiary is a party or by which any of their respective Assets may be bound, except as disclosed in SECTION 3.6(D) of the Disclosure Schedule;


          (e) require either Seller, the Company, or any Subsidiary to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person, except (i) as disclosed in SECTION 3.6(E) of the Disclosure Schedule, (ii) as contemplated in
     SECTION 5.1, 5.2, 6.1, or 6.2 hereof, or (iii) those which the failure to obtain, make, or give individually or in the aggregate with other such failures does not have or cannot reasonably be expected to have a Material Adverse Effect or a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Sellers to perform their obligations under this Aqreement.

    3.7  BOOKS AND RECORDS.  Except as disclosed in SECTION
3.7 of the Disclosure Schedule, to the Knowledge of the Sellers, the minute books and other similar records of each of the Company and the Subsidiaries contain a true and complete record, in all material respects, of all actions taken since January 1, 1991 at all meetings and by all written consents in lieu of meetings of each of the Company's and the Subsidiaries' stockholders, boards of directors, and committees thereof. To the Knowledge of the Sellers, such books and records have been maintained, in all material respects, in accordance with good business and bookkeeping practices.

    3.8 GAAP STATEMENTS. The Sellers have previously delivered to the Purchaser true and complete copies of the following:

         (a)  the unaudited GAAP consolidated balance
     sheets of the Company and its consolidated subsidiaries as of December 31, 1991 and 1992 and the related unaudited statements of income, shareholders' interest, and cash flow of the Company and its consolidated subsidiaries for each of the years then ended;

          (b)  the Year End GAAP Financial Statements; and

          (c) the unaudited GAAP consolidating financial statements of the Company and its consolidated subsidiaries as of and for the year ended December 31, 1993 showing in reasonable detail the manner in which the corresponding consolidated financial statements were consolidated.

Except as disclosed in SECTION 3.8 of the Disclosure Schedule, each such financial statement was prepared in accordance with GAAP (except for the absence of notes) and presents fairly the financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the related results of operations and cash flow and shareholders' interest of the Company and its consolidated subsidiaries for the respective periods covered thereby.

     3.9 SAP STATEMENTS. The Sellers have previously delivered to the Purchaser true and complete copies of the following:

          (a)  the Annual Statements for each Insurance
     Subsidiary as of and for the years ended December 31, 1991 and 1992;

          (b)  the Year End SAP Financial Statements;

          (c) the Annual Statement for Heritage Mechanical as of and for the years ended December 31, 1991, 1992, and 1993:

          (d) each Annual Statement that, to the Knowledge of the Sellers, was filed in 1991, 1992, or 1993 separately or supplementally with any insurance regulatory authority and which differs from the Annual
     Statement for such year filed in the jurisdiction of domicile of such Insurance Subsidiary; and

          (e)  the audited SAP balance sheet of each
     Insurance Subsidiary as of December 31, 1990, 1991, and 1992 and the related audited summary of operations and statements of change in capital and surplus and cash flow of such Insurance Subsidiary for each of the years then ended, together with the notes related thereto and the reports thereon of Coopers & Lybrand.

To the Knowledge of the Sellers, each such statement complied in all material respects with all applicable Laws when so filed, and all material deficiencies with respect to any such statement, of which the Sellers had Knowledge, have been cured or corrected. Each statement (and the notes related thereto) referred to in SECTION 3.9(A), (B), (C), and (E) hereof was prepared in accordance with SAP and presents fairly the financial position of the respective Subsidiaries as of the respective dates thereof and the related summaries of operations and changes in capital and surplus and cash flow of the respective Subsidiaries for the respective periods covered thereby. To the Knowledge of the Sellers, each statement (including the notes related thereto) referred to in SECTION 3.9(D) hereof was prepared in accordance with the statutory accounting practices required by the insurance regulatory authority in the jurisdiction in which such statement was filed.

     3.10 RESERVES.  To the Knowledge of the Sellers:

          (a) Each statutory reserve and other similar amount with respect to insurance, annuities, and Service Contracts as established or reflected in the respective December 31, 1993 Annual Statements of Heritage Mechanical and the Insurance Subsidiaries (i) was determined in accordance with SAP and generally accepted actuarial assumptions, (ii) is in accordance with the related Service Contracts, insurance policies, and annuity Contracts and the related reinsurance, coinsurance, and other similar Contracts of Heritage Mechanical and the Insurance Subsidiaries, and (iii) meets the requirements of the insurance Laws of each applicable jurisdiction.

          (b) Each reserve and other similar amount with respect to Service Contracts as established or reflected in the Year End GAAP Financial Statements was determined in accordance with GAAP and reasonable assumptions.

To the Knowledge of the Sellers, each of Heritage Mechanical and the Insurance Subsidiaries owns assets that qualify as legal reserve assets under applicable insurance Laws in an amount at least equal to all such statutory reserves and other similar amounts of such Subsidiary. Nothing contained in this SECTION 3.10 will constitute a guaranty by the Sellers of the adequacy of such reserves and other similar amounts.

    3.11 ABSENCE OF CHANGES. To the Knowledge of the Sellers, since December 31, 1993, there has not been, occurred, or arisen any change in the Business or Condition of the Company or the Subsidiaries, except as disclosed in
SECTION 3.11 of the Disclosure Schedule; except for such changes that individually or in the aggregate do not have or cannot reasonably be expected to have a Material Adverse Effect; and except for changes resulting from events, changes, or effects of a general national or global scope. To the Knowledge of the Sellers, except as disclosed in
SECTION 3.11 of the Disclosure Schedule, since December 31, 1993, each of the Company and the Subsidiaries has operated only in the ordinary course of business and consistent with past practice, and (without limiting the generality of the foregoing) there has not been, occurred, or arisen:

        (a) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary or any direct or indirect redemption, purchase, or other acquisition by the Company or any Subsidiary of any such stock or of any interest in or right to acquire any such stock;

        (b)(i) any employment, deferred compensation, or other salary, wage, or compensation Contract entered into between the Company or any Subsidiary and any of its officers, directors, employees, agents, consultants, or similar representatives, except in the ordinary course of business and consistent with past practice, (ii) any increase in the salary, wages, or other compensation of any kind, whether current or deferred, of any officer, director, or employee of the Company or any Subsidiary, other than increases that were made in the ordinary course of business and consistent with past practice and that did not result in an increase of more than 5% of the respective salary, wages, or compensation of any such Person, or
    (iii) any creation of any material Company Employee
    Benefit Plan or any material contribution (other than contributions in the ordinary course of business and consistent with past practice), amendment, or modification to any Company Employee Benefit Plan;

        (c) any issuance, sale, or disposition by the Company or any Subsidiary of any debenture, note, stock, or other security issued by the Company or any Subsidiary or any modification or amendment of any right of the holder of any outstanding debenture, note, stock, or other security issued by the Company or any Subsidiary;

        (d) any Lien created on or in any of the Assets of the Company or any Subsidiary or any Lien assumed by the Company or any Subsidiary with respect to any of such Assets (other than Liens arising from Taxes that are not yet due or remain payable without penalty or are being contested in good faith and by appropriate proceedings and for which adequate current reserves have been established), which Lien secures Liabilities that individually or in the aggregate exceed $250,000 or has or may reasonably be expected to have a Material
    Adverse Effect:

        (e) any Liability involving the borrowing of money or the incurrence of any deferred purchase price obligation (other than trade credit incurred in the ordinary course of business and consistent with past practice) by the Company or any Subsidiary;

        (f) any Liability incurred by the Company or any Subsidiary in any transaction (other than pursuant to any Service Contract, insurance policy, reinsurance
    Contract, or annuity Contract) not involving the borrowing of money which individually or in the aggregate has or may reasonably be expected to have a Material Adverse Effect;

        (g) any damage, destruction, or loss (whether or not covered by insurance) affecting any of the Assets of the Company or any Subsidiary (other than claims under any Service Contracts, insurance policies, or annuity Contracts issued by any of the Subsidiaries), which damage, destruction, or loss individually or in the aggregate exceeds $250,000 or has or may reasonably be expected to have a Material Adverse Effect;

        (h)  any work stoppage, strike, or union
    organizational campaign (in process or threatened) at or affecting the Company or any Subsidiary;

        (i) any material change in any underwriting, actuarial, investment, financial reporting, Tax, or accounting practice or policy followed by the Company or any Subsidiary or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for any other tax or accounting purposes;

        (j)  any payment, prepayment, discharge, or
    satisfaction by the Company or any Subsidiary of any Lien or Liability other than Liens or Liabilities that were paid, discharged, or satisfied in the ordinary course of business and consistent with past practice;

        (k) any cancellation of any material Liability owed to the Company or any Subsidiary by any other
    Person

        (l)  any write-off or write-down of, or any
    determination to write off or write down, the Assets of the Company or any Subsidiary or any portion thereof, except for write-offs or write-downs that do not exceed
    $250,000 individually or in the aggregate;

        (m) any sale, transfer, or conveyance of any investments, or any other Assets, of the Company or any Subsidiary with a book value that individually or in the aggregate exceeds $500,000, except in the ordinary course of business and consistent with past practice and except for sales of investments in accordance with
    SECTION 5.7 hereof;

        (n) any amendment, termination, waiver, disposal, or lapse of, or other failure to preserve, any license, permit, or other form of authorization of the Company or any Subsidiary, the result of which individually or in the aggregate has or may reasonably be expected to have a Material Adverse Effect;

        (o) any transaction or arrangement under which the Company or any Subsidiary paid, lent, or advanced any amount to or in respect of, or sold, transferred, or leased any of its Assets or any services to,
    (i) either Seller, (ii) any officer or director of the Company, of any Subsidiary, of either Seller, or of any Affiliate of either Seller (other than the Company or the Subsidiaries), or (iii) any Affiliate of either
    Seller (other than the Company or the Subsidiaries), of the Company, or of any Subsidiary, except for payments of salaries, wages, and other employee benefits to officers or directors of the Company or any Subsidiary in the ordinary course of business and consistent with past practice and except for advances made to, or reimbursements of, officers or directors of the Company or any Subsidiary for travel and other business expenses in reasonable amounts in the ordinary course of business and consistent with past practice;

        (p) any material amendment of, failure to perform any of its obligations under, default under, waiver of any right under, or termination (other than on the stated expiration date) of, any Contract (other than Contracts with Insurance Agents) that involves or may reasonably be expected to involve the annual expenditure or receipt by the Company or any Subsidiary of more than $250,000 or that individually or in the aggregate is material to the Business or Condition of the Company and the Subsidiaries taken as a whole;

         (q) any decrease in the amount of, or any change in the nature of, the Service Contracts, insurance policies, or annuity Contracts in force of any Subsidiary or any material change in the amount or nature of the statutory reserves or other similar amounts of any Subsidiary with respect to Service
    Contracts, insurance policies, and annuity Contracts, which decrease or change has or may reasonably be expected to have a Material Adverse Effect;

         (r) any amendment to the articles or certificate of incorporation or bylaws of the Company or any Subsidiary;

         (s) any termination, amendment, or execution by any Subsidiary of any material reinsurance, coinsurance, or other similar Contract, as ceding or assuming insurer;

         (t) any expenditure or commitment for additions to property, plant, or equipment of the Company or any Subsidiary, which expenditure or commitment exceeds
    $100,000 individually or in the aggregate;

         (u)  any amendment or introduction by any
    Subsidiary of any insurance policy, Service Contract, or annuity Contract other than in the ordinary course of business and consistent with past practice;

         (v) any change in any marketing relationship between the Company or any Subsidiary and any other
    Person through which the Company or the Subsidiaries sell insurance policies, Service Contracts, or annuity
    Contracts, which change individually or in the aggregate has or may reasonably be expected to have a Material Adverse Effect; or

         (w)  any Contract to take any of the actions
    described in this SECTION 3.11 other than actions expressly permitted under this SECTION 3.11.

    3.12 NO UNDISCLOSED LIABILITIES. To the Knowledge of the Sellers, there were no Liabilities against, relating to, or affecting the Company or any Subsidiary as of December 31, 1993 that are of a type required to be disclosed on a balance sheet (or in the notes related thereto) prepared in accordance with GAAP, except (a) policyholder benefits payable in the ordinary course of business and consistent with past practice, (b) as disclosed in SECTION 3.12 of the Disclosure Schedule, or (c) reflected on the Year End GAAP Financial Statements. To the Knowledge of the Sellers, since December 31, 1993, neither the Company nor any Subsidiary has incurred any Liabilities, except (i) as disclosed in SECTION 3.12 of the Disclosure Schedule, and
(ii) policyholder benefits payable, or other Liabilities incurred, in the ordinary course of business and consistent with past practice.

    3.13 TAXES. To the Knowledge of the Sellers, except as disclosed in SECTION 3.13 of the Disclosure Schedule:

         (a)  All Income Tax Returns and all material Other
    Tax Returns required to be filed by or with respect to each of the Company and the Subsidiaries have been duly and timely filed, and all such Tax Returns are true and complete in all material respects. Each of the Company and the Subsidiaries (i) has duly and timely paid (or there has been paid on their behalf) all material Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it for the periods covered by such Tax Returns or (ii) has duly provided for all such Taxes in its Year End GAAP
    Financial Statements and Year End SAP Financial
    Statements.  With respect to any period for which Tax
    Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company or the Subsidiaries, as the case may be, has made due and sufficient current accruals for such Taxes in its Year End GAAP Financial
    Statements and Year End SAP Financial Statements. Each of the Company and the Subsidiaries has made (or there has been made on their behalf) all required material estimated Tax payments sufficient to avoid any underpayment penalties.

         (b) There are no Liens with respect to Taxes upon any of the Assets of the Company or any Subsidiary, other than Liens with respect to Taxes that are not yet due or remain payable without penalty or are being contested in good faith and by appropriate proceedings and for which adequate current reserves have been established in accordance with GAAP.

         (c) The statutory period for the assessment of Taxes with respect to the United States federal Income
    Tax Returns of each of the Company and the Subsidiaries and of each affiliated group (within the meaning of the

    Code) of which the Company or any Subsidiary is or has been a member for all periods through the respective years specified in SECTION 3.13(C) of the Disclosure
    Schedule has expired. The statutory period for the assessment of Taxes with respect to the state, local, and foreign Tax Returns of each of the Company and the Subsidiaries and of each affiliated, consolidated, combined, or unitary group of which the Company or any Subsidiary is or has been a member for all periods through the respective years specified in SECTION
    3.13(C) of the Disclosure Schedule has expired. No issue relating to the Company or any Subsidiary has been raised in writing by any taxing authority in any audit or examination with respect to taxable periods of the Company or any Subsidiary ending on or after December 31, 1984, which, by application of the same or similar principles, could reasonably be expected to result in a material deficiency for any subsequent period (including periods subsequent to the Closing
    Date). There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any Subsidiary for any taxable period, and no power of attorney granted by the Company or any Subsidiary with respect to Taxes is currently in force. No closing agreement pursuant to
    Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign Law has been entered into by or with respect to the Company or any Subsidiary.

        (d) The Sellers have previously made available to the Purchaser true and complete copies of each of
    (i) any written audit reports issued by any taxing authority within the last three years relating to the United States federal, state, local, or foreign Taxes due from or with respect to each of the Company and the Subsidiaries and (ii) the United States federal, state, local, and foreign Tax Returns, for each of the last three taxable years, filed by each of the Company and the Subsidiaries or (insofar as such returns relate to the Company or any Subsidiary) filed by any affiliated, consolidated, combined, or unitary group of which the Company or any Subsidiary was then a member.

        (e) No audit or other proceeding by any court, governmental or regulatory authority, or similar Person is pending or (to the Knowledge of the Sellers) threatened with respect to any Taxes due from or with respect to the Company or any Subsidiary or any Tax
    Return filed by or with respect to the Company or any Subsidiary. No assessment of Tax (other than assessments for Taxes not yet due) is proposed against the Company or any Subsidiary or any of its Assets.

        (f)  No election under any of Sections 108, 168,
    338, 441, 472, 1017, 1033, or 4977 of the Code (or any
    predecessor provisions) is in effect with respect to the Company or any Subsidiary. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any Subsidiary or any of its Assets. None of the Assets of the Company or any Subsidiary is an asset or property that is or will be required to be treated as being (i) owned by any Person
    (other than the Company or the Subsidiaries) pursuant to the provisions of Section 168(f)(8) of the Internal
    Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

        (g) Neither the Company nor any Subsidiary is currently subject to an agreement or requirement to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of the Company or such Subsidiary, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of the Company or any Subsidiary. The IRS has not proposed any such adjustment or change in accounting method. SECTION 3.13(g) of the Disclosure Schedule sets forth all adjustments under Section 807(f) and Section
    807 (e) (7) (B) of the Code to which any Life Subsidiary is subject.

        (h) Neither the Company nor any Subsidiary has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable
    Law relating to the payment or withholding of Taxes.
    Each of the Company and the Subsidiaries has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Laws.

        (i) Except for the Tax Allocation Agreement and except as specifically contemplated by this Agreement, neither the Company nor any Subsidiary is a party to, is bound by, or has any obligation under any Tax sharing agreement or similar Contract. Notwithstanding any disclosure contained in the Disclosure Schedule, at the Closing, neither the Company nor any Subsidiary will be a party to, be bound by, or have any obligation under any Tax sharing agreement or similar Contract or arrangement, except as specifically contemplated by this Agreement.

        (j) SECTION 3.13(j) of the Disclosure Schedule sets forth the balance, as of December 31, 1993, of the policyholders surplus account (as defined in Section
    815 of the Code) of each Life Subsidiary.

        (k)  For the Tax year ended December 31, 1992, the
    Sellers, the Company, and all the Subsidiaries (other than the Foreign Subsidiaries) have joined in the filing of a consolidated federal Income Tax Return.

        (l)  The insurance reserves with respect to
    each Life Subsidiary set forth in all federal
    Income Tax Returns of such Life Subsidiary for all years since (and including) the year ended
    December 31, 1984 were determined in all material respects in accordance with Section 807 of the Code.

        (m) Except as disclosed in SECTION 3.13(m) of the Disclosure Schedule, all life insurance contracts issued by each Insurance Subsidiary that are subject to
    Section 7702 of the Code qualify as "life insurance contracts" within the meaning of Section 7702(a) of the Code. No life insurance Contract issued by any Insurance Subsidiary is a "modified endowment contract" within the meaning of Section 7702A of the Code.

        (n) All Contracts issued by each Life Subsidiary that are subject to Section 817 of the Code have met the diversification requirements applicable thereto since the issuance of the Contract.

        (o)  All annuity Contracts issued by each
    Insurance Subsidiary that are subject to Section 72(s) of the Code contain all of the necessary provisions of
    Section 72(s) of the Code.

        (p)  Subject to Section 845(b) of the Code, each
    Life Subsidiary is and for all taxable periods ending on or after December 31, 1984 has been taxable as a life insurance company within the meaning of Section
    816 of the Code.

        (q) There is no Contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any Subsidiary by reason of Section 280G of the Code.

        (r) Neither Seller is a "foreign person" within the meaning of Section 1445(b)(2) of the Code.

        (s)  The Tax treatment under the Code of all
    insurance, annuity or investment policies, plans, or Contracts; all financial products, employee benefit plans, individual retirement accounts or annuities; or any similar or related policy, Contract, plan, or product, whether individual, group, or otherwise, issued or sold by any of the Subsidiaries is and at all times has been the same or not less favorable to the purchaser, policyholder, or beneficiaries thereof than the Tax treatment under the Code for which such Contracts qualified or purported to qualify or which the Subsidiaries represented could be obtained at the time of its issuance, purchase, modification or exchange, except to the extent that the Tax treatment of any product of any Subsidiary is not less favorable than the Tax treatment of substantially similar products offered by other companies. For purposes of this SECTION 3.13(s), the provisions of the Code relating to the Tax treatment of such Contracts shall include, but not be limited to, Sections 72, 79, 101, 104, 105, 106, 125, 130, 401, 402, 403, 404, 408, 412,
    415, 419, 419A, 501, 505, 817, 818, 1035, 7702, and
    7702A of the Code.

        (t)  The unpaid losses with respect to each
    Insurance Subsidiary set forth in all federal Income
    Tax Returns were based upon reasonable estimates and were discounted in all material respects in accordance with Section 846 of the Code.

         (u) Each P&C Subsidiary is, and for all taxable periods ending on or after December 31, 1984 has been, taxable as an insurance company for purposes of Section
    831(a) of the Code.

         (v) From and after August 15, 1984, the Sellers have not filed with the IRS any request for a ruling with respect to the Company, any Subsidiary, or any of the products described in SECTION 3.13(s) hereof.

         (w) No Foreign Subsidiary is, and for all taxable periods ending on or after December 31, 1984 has been, subject to taxation for Income Taxes or material Other
    Taxes by any United States federal, state or local or foreign governmental authority other than pursuant to Sections 951 through 964 and 1296 of the Code.

For purposes of this SECTION 3.13, any reference to the Company, a Subsidiary, an Insurance Subsidiary, a Life
Subsidiary, a P&C Subsidiary, or a Foreign Subsidiary shall include any corporation (including without limitation
Sturdivant Life Insurance Company) which merged or was liquidated with and into the Company, a Subsidiary, an Insurance Subsidiary, a Life Subsidiary, a P&C Subsidiary, or a Foreign Subsidiary.

    3.14 LITIGATION. Except as disclosed in SECTION 3.14 of the Disclosure Schedule:

         (a) There are no actions, suits, investigations, arbitrations, or proceedings pending, or (to the Knowledge of the Sellers) threatened, against either
    Seller or any of their respective Assets, at law or in equity, in, before, or by any Person, except such actions, suits, investigations, arbitrations, or proceedings that individually or in the aggregate do not have or cannot reasonably be expected to have a Material Adverse Effect or a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Sellers to perform their obligations under this Agreement.

         (b) To the Knowledge of the Sellers, there are no actions, suits, arbitrations, or regulatory investigations or proceedings pending, or (to the

    Knowledge of the Sellers) threatened, against the Company or any Subsidiary, or any of their respective
    Assets, at law or in equity, in, before, or by any Person, except such actions, suits, investigations, arbitrations, or proceedings that individually or in the aggregate do not have or cannot reasonably be expected to have a Material Adverse Effect.

         (c)  There are no writs, judgments, decrees,
    injunctions, or similar orders of any Person outstanding against the Company or any Subsidiary or any of their respective Assets.

    3.15 COMPLIANCE WITH LAWS. To the Knowledge of the Sellers, except as disclosed in SECTION 3.15 of the Disclosure Schedule, neither the Company nor any Subsidiary is, or has been since January 1, 1990, in violation (or with or without notice or lapse of time or both would be in violation) of any term or provision of any Law (which violation individually or in the aggregate has or may reasonably be expected to have a Material Adverse Effect) or any writ, judgment, decree, injunction, or similar order applicable to such entity or any of its Assets. Without limiting the generality of the foregoing, to the Knowledge of the Sellers:

         (a) Each of the Company and the Subsidiaries has duly and validly filed or caused to be filed all reports, statements, documents, registrations, filings, or submissions that were required by Law to be filed with any Person (including without limitation rate filings and policy form filings), except where the failure to so file does not have or cannot reasonably be expected to have a Material Adverse Effect. All such filings complied with applicable Laws in all material respects when filed and no material deficiencies have been asserted by any Person with respect to any such filings.

         (b) The Sellers have previously delivered or made available to the Purchaser the draft and final reports reflecting the results of the most recent market conduct and financial examination of each of the Insurance Subsidiaries issued by the insurance regulatory authorities. Except as disclosed in SECTION
    3.15(b) of the Disclosure Schedule, all material deficiencies or violations in such report have been resolved to the satisfaction of the insurance regulatory authorities.

3.16 PENSION AND BENEFIT PLANS, ERISA.

    (a) To the Knowledge of the Sellers, SECTION 3.16(a) of the Disclosure Schedule discloses all "employee benefit plans," as defined in Section 3(3) of ERISA, and any other employee benefit arrangements or payroll practices, including without limitation severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, and scholarship programs ("Employee Benefit Plans") maintained by either the Company or any Subsidiary or to which either the Company or any Subsidiary contributed or is obligated to contribute thereunder for the benefit of the current or former employees of the Company or any Subsidiary, other than Seller Benefit Plans ("Company Employee Benefit Plans"), including without limitation all "employee pension plans," as defined in Section 3(2) of ERISA which are subject to Title IV of ERISA or Section 412 of the Code ("Company Pension Plans"). None of the Company Employee Benefit Plans is a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA ("Multiemployer Plan") or is or has been subject to
Section 4063 or 4064 of ERISA ("Multiple Employer Plan").
SECTION 3.16(a) of the Disclosure Schedule contains a true and complete list of all Employee Benefit Plans sponsored by or contributed to by the Sellers or to which there is an obligation to contribute by the Sellers or any of their Affiliates (other than Company Employee Benefit Plans) which provide benefits to employees or former employees of the Company or any Subsidiary or their beneficiaries ("Seller Benefit Plans"). Notwithstanding the above, "Company Employee Benefit Plans" and "Seller Benefit Plans" shall not be deemed to include an Employee Benefit Plan which has been terminated, and for which all Liabilities under such plan have been satisfied, discharged, or assumed by another Employee Benefit Plan.

    (b) The Company Employee Benefit Plans intended to qualify under Section 401 of the Code so qualify and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of such plans which could cause the loss of such qualification or exemption or the imposition of any Liability, penalty, or Tax under ERISA or the Code.

    (c) There are currently no Company Pension Plans and there have not been, during the six years preceding the Closing Date, any Company Pension Plans.

    (d) True and complete copies of the documents described in clauses (i) and (iv) below with respect to each of the Seller Benefit Plans, and, to the Knowledge of the Sellers, all of the following documents with respect to the Company Employee Benefit Plans, have been made available or delivered to the Purchaser by the Sellers: (i) any plans and related trust documents, and amendments thereto,
(ii) the most recent Forms 5500, (iii) the last IRS determination letter, (iv) summary plan descriptions, (v) written communications to employees relating to the plans which would increase the Liability thereunder, (vi) written descriptions of all non-written agreements relating to the plans, and (vii) the actuarial valuations and financial statements for the last three plan years.

    (e) To the Knowledge of the Sellers, there are no actions, suits, investigations, arbitrations, or proceedings pending against any Company Employee Benefit Plan, against the Assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of any Company Employee Benefit Plan with respect to the operation of such plans (other than routine benefit claims), and to the Knowledge of the Sellers, no facts exist that could form the basis for any such action, suit, investigation, arbitration, or proceeding.

    (f) To the Knowledge of the Sellers, all amendments and actions required to bring the Company Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.

    (g) To the Knowledge of the Sellers and except as disclosed in SECTION 3.16(G) of the Disclosure Schedule, there is no material violation of ERISA or the Code with respect to any Company Employee Benefit Plans and each Company Employee Benefit Plan has been maintained, in all material respects, in accordance with its terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Law, and neither the Sellers, the Company, any Subsidiary, and, to the Knowledge of the Sellers, any "party in interest," nor any "disqualified person" with respect to the Company Employee Benefit Plans has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

    (h) To the Knowledge of the Sellers, neither the Company nor any Subsidiary maintains retiree life and retiree health insurance plans which (i) are Company Employee Benefit Plans, (ii) are "welfare benefit plans" within the meaning of Section 3(1) of ERISA, and
(iii) provide for continuing benefits or coverage for any participant or any beneficiary of a participant except as may be required under COBRA and at the sole expense of the participant or the participant's beneficiary. To the Knowledge of the Sellers, each of the Company and the Subsidiaries which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of the Code, COBRA, and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

    (i) To the Knowledge of the Sellers, except as expressly provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of the Company or any Subsidiary; (ii) increase any benefits otherwise payable under any Company Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits, any of which would result in any Liability to the Purchaser, the Company, or any Subsidiary which is not reflected on the Year End GAAP Financial Statements or the Interim Income Statement.

    (j) To the Knowledge of the Sellers, neither the Sellers, the Company, nor any Subsidiary has any Contract, plan, or commitment, whether legally binding or not, to create any additional Employee Benefit Plans or to modify any existing Employee Benefit Plan, any of which would result in any Liability to the Purchaser, the Company, or any Subsidiary which is not reflected on the Year End GAAP
Financial Statements or the Interim Income Statement.

    (k) To the Knowledge of the Sellers, except as disclosed in SECTION 3.16(K) of the Disclosure Schedule, no stock or other security issued by the Sellers, the Company, any Subsidiary, or any ERISA Affiliate forms or has formed a material part of the Assets of any Company Employee Benefit Plan.

    (l) To the Knowledge of the Sellers, with respect to any period for which any contribution or other payment to or in respect of any Company Employee Benefit Plan is not yet due or owing, each of the Company and the Subsidiaries has made due and sufficient current accruals for such contributions and other payments in accordance with GAAP and SAP, and such current accruals are duly and fully provided for in the Year End GAAP Financial Statements or the Interim Income Statement.

    (m) To the Knowledge of the Sellers, no labor organization or group of employees of the Company or any Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Sellers, there are no organizing activities involving the Company or any Subsidiary pending with any labor organization or group of employees of the Company or any Subsidiary. To the Knowledge of the Sellers, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations, material grievances, or other material labor disputes pending or threatened in writing against or involving the Company or any Subsidiary.

    (n) There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company or the Subsidiaries within the six months prior to the date hereof. To the Knowledge of the Sellers, SECTION 3.16(N) of the Disclosure Schedule contains a true and complete list of employees of the Company or any Subsidiary whose employment has been terminated during the six months prior to the date hereof, specifying the date of such termination, last day of employment, and location of employment.

    3.17 PROPERTIES: ENVIRONMENTAL. To the Knowledge of the Sellers, except as disclosed in SECTION 3.17 of the Disclosure Schedule:

    (a) Each Insurance Subsidiary has good and valid title to all debentures, notes, stocks, securities, and other Assets that are of a type required to be disclosed in Schedules B through DB of its Annual
Statement and that are owned by it, free and clear of all Liens, other than Liens with respect to state or local Taxes that are not yet due or remain payable without penalty. Each of the Company and the Subsidiaries (other than the Insurance Subsidiaries) has good and valid title to all debentures, notes, stocks, securities and other similar Assets that are owned by it, free and clear of all Liens, other than Liens with respect to state or local Taxes that are not yet due or remain payable without penalty. The loan portfolio of the Insurance Subsidiaries (including without limitation the mortgage loans of the type required to be disclosed in their respective Annual
Statements) is in all material respects collectible (as a matter of contract Law) in accordance with the terms of the loan documents related to such loan portfolio.

    (b) SECTION 3.17(B) of the Disclosure Schedule contains a true and complete list and description of all real property owned by the Company or any Subsidiary. The Company or the Subsidiaries own good and indefeasible fee simple title to such real property, free and clear of all Liens, except as disclosed in SECTION 3.17(B) of the Disclosure
Schedule. No improvement on any such real property owned encroaches upon the real property of any other
Person. The Company or a Subsidiary owns, or has a valid right under Contract to use, adequate means of ingress and egress to, from, and over all such real property owned.

    (c) SECTION 3.17(C) of the Disclosure Schedule contains a true and complete list and description of all real property leased by the Company or any Subsidiary. The Company or the Subsidiaries have a valid leasehold interest in all real property leased in connection with the business, operations, or affairs of the Company or the Subsidiaries. The Company or a Subsidiary leases, or has a valid right under Contract to use, adequate means of ingress and egress to, from, and over all such real property leased.

    (d) The Company or the Subsidiaries own good title to, or have a valid leasehold interest in or have a valid right under Contract to use, all tangible personal property that is material to the conduct of the business, operations, or affairs of the Company or the Subsidiaries, free and clear of all Liens, other than customary Liens (including without limitation the Assets reflected on the Year End GAAP Financial
Statements which have not been disposed of since
December 31, 1993 in the ordinary course of business and consistent with past practice). All such material tangible personal property is in good operating condition and repair and is suitable for its current uses.

    (e) SECTION 3.17(E) of the Disclosure Schedule contains a true and complete list and description of
(i) all marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, trade secrets, copyrights, trade names, and service marks that are material to the conduct of the business, operations, or affairs of the Company or the Subsidiaries, and (ii) all computer software, programs, and similar systems owned by or licensed to the Company or the Subsidiaries or material to the conduct of the business, operations, or affairs of the Company or the Subsidiaries. The Company or the Subsidiaries have, and after the Closing will have, the right to use, free and clear of any royalty or other payment obligations or other Liens, such intellectual property and computer software, programs, and similar systems. Neither the Company nor any Subsidiary is in conflict with or in violation or infringement of, nor has either Seller, the Company, or any Subsidiary received any notice of any conflict with or violation or infringement of or any claimed conflict with, any asserted rights of any other Person with respect to any such intellectual property or computer software, programs, or similar systems.

    (f) No judicial or administrative proceedings are pending or threatened against the Company or any Subsidiary alleging the violation of any Environmental
Law, and neither the Sellers, the Company, nor any Subsidiary has received any notice from any governmental authority or other Person claiming any violation of any Environmental Law or calling attention to the need for any work, repairs, construction, alterations, or installation on or in connection with any real property owned, operated, or leased by the

Company or any Subsidiary which has not been complied with or otherwise resolved to the satisfaction of the Person giving notice.

    (g)  Since August 15, 1984, all Hazardous
Materials used or generated by the Company or the Subsidiaries have been stored, used, treated, and disposed of by them or on their behalf in such manner as not to result in Environmental Damages.

    (h)  There are no facts, circumstances, or
conditions relating to, arising from, associated with or attributable to the real property currently or formerly owned, operated, or leased by the Company or the Subsidiaries or to the facilities or operations thereon or to abutting properties (excluding facts, circumstances, or conditions of which the Sellers have no Knowledge that arose prior or subsequent to the period of ownership, operation, or leasing by the Company or the Subsidiaries) which are reasonably likely to give rise to or result in Environmental
Damages.

    (i) There is not now, and there has not been in the past, on, in, or under any real property owned, leased, or operated by the Company, or any Subsidiary any underground storage tanks, above-ground storage tanks, or man-made impoundments. There is not now on, in, or under any such real property any (i) materials containing friable asbestos, (ii) polychlorinated biphenyls, or (iii) radioactive substances.

    (j)  The use of the underground storage tank
located on the real property owned by Heritage Life in Wilkes County, North Carolina was discontinued on or before March, 1980.

    3.18 CONTRACTS.  To the Knowledge of the Sellers,
SECTION 3.18 of the Disclosure Schedule contains a true and complete list of each of the following Contracts or other documents or arrangements (true and complete copies of which have been, or promptly upon request by the Purchaser will be, made available to the Purchaser), to which the Company or any Subsidiary is a party or by which any of its Assets is or may be bound:

    (a) all employment, agency, consultation, or representation Contracts or other Contracts of any type

(including without limitation loans or advances) with any present officer, director, employee, agent, consultant, or other similar representative of the Company or any Subsidiary (or former officer, director, employee, agent, consultant or similar representative of the Company or any Subsidiary if there exists any present or future Liability with respect to such Contract), other than Contracts (i) with such Persons who do not receive compensation of $75,000 or more per year, or (ii) with Insurance Agents of any Subsidiary;

    (b) all Contracts with Insurance Agents that (i) relate to the sale or distribution of insurance policies, Service Contracts, or annuity Contracts issued, reinsured, or underwritten by any Subsidiary, and (ii) are not terminable by such Subsidiary without premium or penalty upon notice of 180 days or less
(except as otherwise limited by applicable Law) or, by their terms, provide for exclusivity (including without limitation by territory, product, or distribution).

    (c) all Contracts with any Person containing any stipulation, provision, or covenant limiting, in any material respect, the ability of such Person to compete with or to provide products or services to the Company or any Subsidiary or limiting the ability of the Company or any Subsidiary to (i) sell any products or services of any other Person, (ii) transact business or engage in any line of business, or (iii) compete with or to obtain products or services from any Person;

    (d) all Contracts relating to the borrowing of money by the Company or any Subsidiary, relating to the deferred purchase price for property or services, or relating to the direct or indirect guarantee by the Company or any Subsidiary of any Liability that individually or in the aggregate exceeds $250,000
(other than trade credit incurred in the ordinary course of business and consistent with past practice), including without limitation any Contract relating to
(i) the maintenance of compensating balances that are not terminable without penalty upon not more than 60 calendar days' notice, (ii) any line of credit or similar facility, (iii) the payment for property, products, or services of any other Person, or (iv) the obligation to take-or-pay, keep-well, make-whole, or maintain surplus or earnings levels or perform other financial ratios or requirements;

    (e) all Contracts pursuant to which the Company or any Subsidiary has agreed to indemnify or hold harmless any Person (other than indemnifications in the ordinary course of business and consistent with past practice);

    (f) all leases or subleases of real property used in the business, operations, or affairs of the Company or any Subsidiary;

    (g) all Contracts or arrangements (including without limitation those relating to allocations of expenses, personnel, services, or facilities) between or among the Company or any Subsidiary and either
Seller or any Affiliate of either Seller (other than the Company or the Subsidiaries);

    (h)  all reinsurance, coinsurance, or other
similar Contracts (including pursuant to which any Insurance Subsidiary receives or has received surplus relief);

    (i) all outstanding proxies or powers of attorney of the Company or any Subsidiary;

    (j)  all collective bargaining or similar labor
Contracts;

    (k) all leases or subleases of personal property that involve the payment or potential payment, pursuant to the terms of such lease or sublease, by the Company or any Subsidiary of more than $250,000 per year; and

    (l) all other Contracts (other than Contracts with Insurance Agents or Service Contracts, insurance policies, and annuity Contracts issued, reinsured, or underwritten by any Subsidiary) that involve the payment or potential payment, pursuant to the terms of such Contracts, by or to the Company or any Subsidiary of more than $250,000 individually or in the aggregate or that are otherwise material to the Business or Condition of the Company or any Subsidiary.

To the Knowledge of the Sellers, each Contract or arrangements disclosed or required to be disclosed in

SECTION 3.18 of the Disclosure Schedule is in full force and effect and constitutes a legal, valid, and binding obligation of the Company or a Subsidiary, as the case may be, of each other party thereto in accordance with its terms, except to the extent that enforcement may be limited by or subject to any bankruptcy, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally. To the Knowledge of the Sellers, neither the Sellers, the Company, nor any Subsidiary has received any written notice of termination or intention to terminate from any other party to such Contract. To the Knowledge of the Sellers, neither the Company, any Subsidiary, nor any other party to such Contract is in violation or breach of or default under any such Contract (or with or without notice or lapse of time or both, would be in violation or breach of or default under any such Contract), which violation individually or in the aggregate has or may reasonably be expected to have a Material Adverse Effect.

    3.19 INSURANCE ISSUED.  To the Knowledge of the
Sellers, except as required by Law or except as disclosed in
SECTION 3.19 of the Disclosure Schedule:

    (a) All outstanding Service Contracts, insurance policies, and annuity Contracts issued, reinsured, or underwritten by Heritage Mechanical or the Insurance
Subsidiaries are, to the extent required under applicable Laws, on forms and at rates and commissions approved by the insurance regulatory authority of the jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection, except where the failure to obtain such approval or make such filing does not have or cannot reasonably be expected to have a material adverse effect on the Business or Condition of the Company or any Subsidiary.

    (b) All Service Contract, insurance policy, or annuity Contract benefits payable by Heritage
Mechanical or the Insurance Subsidiaries or by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar Contract with any of the Subsidiaries have in all material respects been paid in accordance with the terms of the Service Contract, insurance policy, annuity Contracts, and other Contracts under which they arose, except for such benefits for which the Subsidiaries believe there is a reasonable basis to contest payment.

    (c) No outstanding Service Contract, insurance policy, or annuity Contract issued, reinsured, or underwritten by any Subsidiary entitles the holder thereof or any other Person to receive dividends, distributions, or other benefits based on the revenues or earnings of any Subsidiary or any other Person.

    (d)  The underwriting standards utilized and
ratings applied by each of Heritage Mechanical and the Insurance Subsidiaries and by any other Person that is a party to or bound by any reinsurance, coinsurance, or other similar Contract with the Subsidiaries conform in all material respects to industry accepted practices and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance, or other similar Contracts.

    (e)  All amounts to which each Subsidiary is
entitled under reinsurance, coinsurance, or other similar Contracts (including without limitation amounts based on paid and unpaid losses) are fully collectible
(as a matter of contract Law).

    (f) Each Insurance Agent, at the time such agent wrote, sold, or produced business for Heritage
Mechanical or any Insurance Subsidiary, was duly licensed as an Insurance Agent (for the type of business written, sold, or produced by such Insurance
Agent) in the particular jurisdiction in which such agent wrote, sold, or produced such business, except where the failure to be so licensed does not or cannot reasonably be expected to have a Material Adverse
Effect.

    3.20 THREATS OF CANCELLATION OR DOWNGRADING. To the Knowledge of the Sellers, except as disclosed in SECTION
3.20 of the Disclosure Schedule, since December 31, 1993, no policyholder or group of affiliated policyholders that individually or in the aggregate accounted for 5% or more of the Service Contract income, insurance premium, or annuity considerations, of the Company and the Subsidiaries taken as a whole for the year ended December 31, 1993, has terminated or threatened to terminate its relationship with the Company or any Subsidiary. To the Knowledge of the Sellers, A.M. Best Company, Inc. has not threatened to downgrade any rating assigned to any Insurance Subsidiary to a rating below the rating assigned to such Insurance Subsidiary for 1993.

    3.21 LICENSES AND PERMITS.  To the Knowledge of the
Sellers, except as disclosed in SECTION 3.21 of the Disclosure Schedule:

    (a) Each of the Subsidiaries owns or validly holds all licenses, permits, approvals, authorizations, certificates, and similar documents or instruments that are material to its business, operations, and affairs.
SECTION 3.21(A) of the Disclosure Schedule contains a true and complete list of all jurisdictions in which each Subsidiary is licensed to transact insurance or motor vehicle service business.

    (b)  All such licenses, franchises, permits,
approvals, authorizations, exemptions, classifications, certificates, registrations, and similar documents or instruments are valid, binding, and in full force and effect.

    3.22 OPERATIONS INSURANCE. To the Knowledge of the Sellers, SECTION 3.22 of the Disclosure Schedule contains a true and complete list and description of all material liability, property, workers compensation, directors and officers liability, and other similar insurance Contracts that insure the business, operations, or affairs of each of the Company and the Subsidiaries or affect or relate to the ownership, use, or operations of any of the Assets of each of the Company and the Subsidiaries. All such insurance is in full force and effect and (to the Knowledge of the Sellers) is with financially sound and reputable insurers; PROVIDED, HOWEVER, that the Sellers may terminate, effective as of the Closing Date, all insurance coverage which has been obtained by and for the benefit of either Seller or any Affiliate of either Seller (other than the Company or the Subsidiaries) and that also insures the Company and the Subsidiaries (and their respective Assets, operations, and directors, officers, and employees).

    3.23 INTERCOMPANY LIABILITIES.  Except as disclosed in
SECTION 3.23 of the Disclosure Schedule, (a) neither the Sellers nor any of their Affiliates (other than the Company or any Subsidiary) provides or causes to be provided to the Company or any Subsidiary any material products, services, equipment, facilities, or similar items, and (b) there are no material Liabilities between the Company or any Subsidiary and either Seller or any Affiliate of either Seller (other than the Company or any Subsidiary). To the Knowledge of the Sellers, except as disclosed in SECTION
3.23 of the Disclosure Schedule, since December 31, 1993, such intercompany Liabilities have been paid in the ordinary course of business and consistent with past practice; PROVIDED, HOWEVER, that the Sellers will settle intercompany accounts in accordance with SECTION 5.17 hereof.

    3.24 BANK ACCOUNTS.  To the Knowledge of the Sellers,
SECTION 3.24 of the Disclosure Schedule contains (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which each of the Company and the Subsidi-aries has an account or safe deposit box or maintains a banking, custodial, trading, trust, or other similar relationship and (b) a true and complete list and description of each such account, box, and relationship.

    3.25 DISCLOSURE. To the Knowledge of the Sellers, no representation or warranty made by either Seller in this Agreement, in the Disclosure Schedule, or in any certificate furnished by either Seller to the Purchaser in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

    The Purchaser hereby represents and warrants to the Sellers as follows:

    4.1 ORGANIZATION. The Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New York and has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

    4.2 AUTHORITY. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes a legal, valid, and binding obligation of the Purchaser and is enforceable against the Purchaser in accordance with its terms, except to the extent that
(a) enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium, or similar Laws now or hereafter in effect relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court or other similar Person before which any proceeding therefor may be brought.

    4.3 NO CONFLICTS OR VIOLATIONS. The execution and delivery of this Agreement by the Purchaser do not, and the performance by the Purchaser of its obligations under this Agreement will not:

    (a)  subject to obtaining the approvals
contemplated by SECTIONS 5.1, 5.2, 6.1, and 6.2 hereof, violate any term or provision of any Law (including without limitation all applicable securities Laws but excluding any antitrust Laws other than the HSR Act) or any writ, judgment, decree, injunction, or similar order applicable to the Purchaser;

    (b) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, any of the terms, conditions, or provisions of the articles or certificate of incorporation or bylaws of the Purchaser; or

    (c) require the Purchaser to obtain any consent, approval, or action of, or make any filing (except as required by applicable securities Laws) with or give any notice to, any Person except (i) as contemplated in
SECTION 6.1 or 6.2 hereof or (ii) those which the failure to obtain, make, or give individually or in the aggregate with other such failures does not have or cannot reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Purchaser to perform its obligations under this Agreement.

    4.4 LITIGATION. There are no actions, suits, arbitrations, or regulatory investigations or proceedings pending, or (to the knowledge of the Purchaser) threatened, against the Purchaser, at law or in equity, in, before, or by any Person that individually or in the aggregate have or may reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of the Purchaser to perform its obligations under this Agreement.

    4.5 PURCHASE FOR INVESTMENT. The Shares will be acquired by the Purchaser for its own account for the purpose of investment. The Purchaser has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of its investment in the Shares. The Purchaser will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to violate any registration provision of the securities Laws.

    4.6 DISCLOSURE. No representation or warranty made by the Purchaser in this Agreement or in any certificate furnished by the Purchaser to the Sellers in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.


                                   ARTICLE V

                              COVENANTS OF SELLERS

    The Sellers jointly and severally covenant and agree with the Purchaser that, at all times before the Closing, the Sellers will comply with all covenants and provisions of this ARTICLE V, except to the extent the Purchaser may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement.

    5.1 CONTRACT AND REGULATORY APPROVALS. The Sellers will take, and will cause each of the Company and the Subsidiaries to take, (a) all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, to obtain as promptly as practicable all approvals and consents required of any Person under all Contracts to which the Company or any Subsidiary is a party (including without limitation all Contracts involving indebtedness of the Company or any Subsidiary) to consummate the transactions contemplated hereby, (b) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, to obtain as promptly as practicable all approvals, authorizations, and clearances of governmental and regulatory authorities required of each of the Sellers, the Company, and the Subsidiaries to consummate the transactions contemplated hereby, (c) provide such other information and communications to such governmental and regulatory authorities as the Purchaser or such authorities may reasonably request, and (d) cooperate with the Purchaser in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities and other Persons required of the Purchaser to consummate the transactions contemplated hereby, including without limitation any required approvals of the insurance regulatory authorities in Bermuda and the States of Arizona, California, and Florida.

    5.2 HSR FILINGS. The Sellers will (a) take promptly all actions necessary to make the filings required of the Sellers or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by the Sellers or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the Purchaser in connection with the Purchaser's filings under the HSR Act, and (d) request early termination of the applicable waiting period.

    5.3 INVESTIGATION BY THE PURCHASER. The Sellers will provide, and will cause the Company and the Subsidiaries to provide, the Purchaser, its counsel, accountants, actuaries, and other representatives with full access, upon prior notice and during normal business hours, to all facilities, officers, employees, agents, accountants, actuaries, Assets, and Books and Records of the Company and the Subsidiaries and will furnish the Purchaser and such other Persons with all such information and data (including without limitation copies of Contracts, Company Employee Benefit Plans, and other Books and Records) concerning the business, operations, and affairs of the Company and the Subsidiaries as the Purchaser or any of such other Persons reasonably may request.

    5.4 NO NEGOTIATIONS. The Sellers will refrain and will cause each other Person acting for or on behalf of the Sellers to refrain from taking, directly or indirectly, any action (a) to seek or encourage any offer (including in connection with any proposed public offering of securities) or proposal from any Person to acquire any Assets (other than in ordinary course of business and consistent with past practice) or shares of capital stock or other securities of the Company or any Subsidiary, (b) to merge, consolidate, or combine, or to permit any other Person to merge, consolidate or combine, with the Company or any Subsidiary, (c) to liquidate, dissolve, or reorganize the Company or any Subsidiary in any manner, (d) to acquire or transfer any Assets (other than in ordinary course of business and consistent with past practice) or shares of capital stock or other securities of the Company or any Subsidiary, except as contemplated by the terms of this Agreement, (e) to negotiate or reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, or conditional) for, or otherwise to attempt to consummate, any such acquisition, transfer, merger, consolidation, combination, or reorganization, or
(f) to furnish or cause to be furnished any information with respect to the Company or any Subsidiary to any Person
(other than the Purchaser) that, to the Knowledge of the Sellers, is in the process of attempting or considering any such acquisition, transfer, merger, consolidation, combination, liquidation, dissolution, or reorganization. Notwithstanding the foregoing, this SECTION 5.4 will not apply to any proposal, offer, or acquisition (whether by merger, consolidation, or other combination) involving all or substantially all the Assets or capital stock of either Seller, it being agreed and understood that any such acquirer of either Seller would acquire such Seller subject to its obligations under this Agreement. If either Seller receives from any Person (other than the Purchaser) any offer, proposal, or informational request that is subject to this SECTION 5.4 (after giving effect to the immediately preceding sentence), the Sellers will promptly so advise the Purchaser, will promptly advise such Person by written notice of the terms of this SECTION 5.4, and will promptly deliver a copy of such notice to the Purchaser.

    5.5  CONDUCT OF BUSINESS.  The Sellers will cause the
Company and the Subsidiaries to conduct their business only in the ordinary course and consistent with past practice.
Without limiting the generality of the foregoing and unless the Purchaser otherwise consents:

    (a) The Sellers will cause each of the Company and the Subsidiaries to use all commercially reasonable efforts to (i) preserve intact (in all material respects) the present business organization, reputation, and policyholder relations of each of the Company and the Subsidiaries, (ii) keep available (in all material respects) the services of the present officers, directors, employees, agents, consultants, and other similar representatives of each of the Company and the Subsidiaries, (iii) maintain in full force and effect all material Contracts, documents, and arrangements referred to in SECTION 3.18 hereof (except that the Sellers may amend any of the prepayment or termination provisions contained in the MAP Contract provided that such amendment does not increase the fee payable upon such termination), and (iv) maintain each rating classification assigned as of the date hereof to each Insurance Subsidiary by A.M. Best Company, Inc.

    (b) The Sellers will cause each of the Company and the Subsidiaries to (i) maintain all material licenses, qualifications, and authorizations of each of the Company and the Subsidiaries to do business in each jurisdiction in which it is so licensed, qualified, or authorized, (ii) maintain all material Assets of each of the Company and the Subsidiaries in good working order and condition, ordinary wear and tear excepted, and (iii) continue (in all material respects) all current marketing and selling activities relating to the business, operations, and affairs of each of the Company and the Subsidiaries.

    (c) The Sellers will cause each of the Company and the Subsidiaries to cause the Books and Records of each of the Company and the Subsidiaries to be maintained in accordance with GAAP and SAP in the case of the financial Books and Records and in a prudent manner in the case of all other Books and Records. The
Sellers will not permit (except as otherwise required by this Agreement, SAP, or GAAP) a material change in any underwriting, investment, actuarial, financial reporting, Tax, or accounting practice or policy of the Company or any Subsidiary or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency, or other reserve for financial reporting purposes or for other accounting purposes (including without limitation any practice, policy, assumption, or method relating to or affecting the determination of each of the Insurance
Subsidiaries' insurance or annuities in force, premium or investment income, reserves or other similar amounts, or operating ratios with respect to expenses, losses, or lapses). The Sellers will cause the Company to refrain from making any of the audit adjustments set forth on EXHIBIT D hereto.

    (d) The Sellers will cause each of the Company and the Subsidiaries (i) to prepare properly and to file duly and validly all Tax Returns required to be filed with any governmental or regulatory authorities with respect to the business, operations, or affairs of such entity, and (ii) to pay duly and fully all Taxes indicated by such Tax Returns or otherwise levied or assessed upon such entity or any of its Assets, and to withhold or collect and pay to the proper taxing authorities or hold in separate bank accounts for such payment all Taxes that such entity is required to so withhold or collect and pay, unless such Taxes are being contested in good faith and adequate reserves therefor have been established and reflected in the Books and Records of such entity in accordance with GAAP and SAP.

    (e) The Sellers will cause (i) all reserves and other similar amounts with respect to Service
Contracts, insurance policies, and annuity Contracts established or reflected in the Books and Records of each Subsidiary to be established and reflected on a basis consistent with those reserves and other similar amounts and reserving methods followed by such Subsidiary at December 31, 1993; and (ii) each
Subsidiary to continue to own assets that qualify as legal reserve assets under all applicable insurance
Laws in an amount at least equal to all of such Subsidiary required reserves and other similar amounts.

    (f) The Sellers will use, and will cause each of the Company and the Subsidiaries to use, all commercially reasonable efforts to maintain in full force and effect substantially the same levels of coverage as the insurance afforded under the Contracts listed in SECTION 3.22 of the Disclosure Schedule.

    (g)  The Sellers will cause each of the
Subsidiaries to refrain from entering into any surplus relief or financial reinsurance Contract. The Sellers will cause each of the Subsidiaries to refrain from entering into any other reinsurance, coinsurance, or similar Contract, whether as reinsurer or reinsured, other than in the ordinary course of business and consistent with past practice.

    (h) The Sellers will cause each of the Company and the Subsidiaries to refrain from entering into any Contract (other than Contracts with Insurance Agents or
Service Contracts, annuity Contracts, or insurance policies issued, reinsured, or underwritten by any Subsidiary) that involves the payment or potential payment, pursuant to the terms of such Contract, by or to the Company or any Subsidiary of more than $250,000 individually or in the aggregate or that is material to the Business or Condition of the Company or any Subsidiary.

    (i) Except as disclosed on SECTION 5.5(I) of the Disclosure Schedule, the Sellers will cause each of the Company and the Subsidiaries to refrain from entering into any Contract with any Insurance Agent that provides, by its terms, for exclusivity (including without limitation by territory, product, or distribution) or that is not terminable by its terms within 180 days by the Company or a Subsidiary, as the case may be, without premium or penalty.

    (j) The Sellers will cause each of the Company and the Subsidiaries to continue to comply, in all material respects, with all Laws applicable to the business, operations, or affairs of such entity.

5.6  FINANCIAL STATEMENTS AND REPORTS.

    (a) As promptly as practicable after becoming available, the Sellers will deliver to the Purchaser true and complete copies of the following:

    (i)  the audited SAP balance sheet of each
Insurance Subsidiary as of December 31, 1993 and the related audited summary of operations and statements of change in capital and surplus and cash flow of such Insurance Subsidiary for the year then ended, together with the notes relating thereto and the report thereon of Coopers & Lybrand, which financial statements (and the notes relating thereto) will be prepared in accordance with SAP and will present fairly the financial position of such Insurance Subsidiary as of December 31, 1993 and the related summary of operations and changes in capital and surplus and cash flow of such Insurance Subsidiary for the year then ended;

   (ii)  the Quarterly Statement filed by each
Insurance Subsidiary for each calendar quarter ending after December 31, 1993;

  (iii) the unaudited GAAP consolidated balance sheet of the Company and its consolidated subsidiaries as of each month ending after December 31, 1993 and the related statements of income, shareholders' interest, and cash flow of the Company and its consolidated subsidiaries for such month then ending, which finan-cial statements will be prepared in accordance with GAAP (except for the absence of notes and subject to normal year-end adjustments) and will present fairly the financial position of the Company and its consoli-dated subsidiaries as of each date thereof and the related results of operations and cash flow and share-holders' interest of the Company and its consolidated subsidiaries for each period covered thereby, subject to normal year-end adjustments; and

    (iv) the Expanded Year End GAAP Financial State-ments.

    (b) As promptly as practicable, the Sellers will deliver to the Purchaser true and complete copies of such other financial statements and related management reports as may be prepared by the Sellers or any Affiliate of the Sellers and as relate to the operations of the Company or any Subsidiary.

    5.7 INVESTMENTS. The Sellers will cause each of the Company and the Subsidiaries to invest its future cash flow, any cash from matured and maturing investments, any cash proceeds from the sale of Assets, and any cash funds currently held by such entity exclusively in the type of assets described on EXHIBIT E hereto, except as otherwise required by Law or except as required to provide cash (in the ordinary course of business and consistent with past practice) to meet such entity's reasonably anticipated current obligations. The Sellers will cause the Company and the Insurance Subsidiaries to take such actions as are necessary to ensure that the Assets of each Insurance Subsidiary that are classified as nonadmitted under SAP or by the applicable insurance regulatory authorities for such Insurance Subsidiary do not at any time exceed by a material amount the respective amounts of nonadmitted assets for such Insurance Subsidiary as of December 31, 1993. Notwithstand-ing the foregoing, the Sellers will cause the Company and the Subsidiaries to refrain from selling or otherwise disposing of any Assets of the Company or any Subsidiary which will result in the realization, from March 31, 1994 through the Closing Date, of capital gains (without giving effect to reduction thereof by realized capital losses and without giving effect to FASB 115 unless the Company classifies all or any portion of its securities portfolio as "trading securities") in excess of (a) $1,000,000 in the aggregate, if the Closing occurs on or before June 30, 1994 and (b) $1.5 million in the aggregate, if the Closing occurs after June 30. 1994.

    5.8 EMPLOYEE MATTERS. Except as may be required by Law, the Sellers will refrain, and will cause the Company and the Subsidiaries to refrain, from directly or indirectly:

    (a) making any representation or promise, oral or written, to any officer, director, or employee of the Company or any Subsidiary concerning any Employee
Benefit Plan, except for Employee Benefit Plan mate-rials distributed to such Persons in the ordinary course of business and consistent with past practice;

    (b) making any change to, or amending in any way, the Contracts, salaries, wages, or other compensation of any officer, director, or employee of the Company or any Subsidiary whose annual compensation exceeds
$75,000, except for changes or amendments that (a) are made in the ordinary course of business and consistent with past practice, (b) do not and will not result in increases of more than 5% in the salary, wages, or other compensation of any such Person, and (c) do not and will not exceed, in the aggregate, 5% of the total salaries, wages, and other compensation of all employees of such entity;

    (c) adopting, entering into, amending, altering, or terminating, partially or completely, (i) any Company Employee Benefit Plan or (ii) any Seller
Benefit Plan which would cause the Company or any Subsidiary to make additional payments;

    (d) adopting, entering into, amending, altering, or terminating, partially or completely, any employ-ment, agency, consultation, or representation Contract that is, or had it been in existence on the effective date of this Agreement would have been, required to be disclosed in SECTION 3.18(A) of the Disclosure
Schedule;

    (e) approving any general or company-wide pay increases for officers, directors, employees, agents, consultants, or other similar representatives of the Company or any Subsidiary, except in the ordinary course of business and consistent with past practice;

    (f) entering into any Contract with any officer, director, or employee of the Company or any Subsidiary that is not terminable, without penalty or other
Liability, upon not more than 60 calendar days' notice;

    (g) assuming, entering into, amending, altering, or terminating any labor or collective bargaining
Contract to which the Company or any Subsidiary;

    (h)  hiring any officer, director, employee, agent
(excluding Insurance Agents), consultant, or other similar representative of the Company or any Subsidiary whose annual compensation exceeds $75,000; or

    (i) implementing a "mass layoff" or "plant clos-ing" as defined by WARN with respect to the Company or any Subsidiary.

    5.9  PARTICIPATION IN BENEFIT PLANS.

    (a) Except as otherwise provided in this SECTION 5.9, the Sellers will take, and will cause each ERISA Affiliate and each other Affiliate of the Sellers to take, such corporate and other action as is necessary with respect to any Seller Benefit Plan to terminate, as of the Closing
Date, the active participation thereunder by each present officer, director, employee, agent, consultant, or other similar representative of the Company or any Subsidiary
("Company Employee"). Seller agrees to continue to pay long-term disability benefits as in effect under any Seller
Benefit Plan prior to the Closing to any former Company
Employee which benefits began prior to Closing.

    (b) Effective as of the Closing, the active participa-tion of any Company Employee in any Seller Benefit Plan will terminate and no further benefits will accrue under any Seller Benefit Plan with respect to any Company Employee or any beneficiary of any Company Employee. No provision of this SECTION 5.9 will create any right in any Company Employee or any beneficiary of any Company Employee. The Sellers will amend, or will cause its Affiliates to amend, each Seller Benefit Plan which is a "pension plan" within the meaning of Section 3(2) of ERISA, or any successor plan thereto, to recognize, for vesting purposes only, each Company Employee's service with the Purchaser (or any successor thereto) as service with the Sellers or one of their Affiliates; PROVIDED, HOWEVER, that no such amendment shall be necessary with respect to such plan if (i) Company Employees are already fully vested in their accrued benefits under such plan or (ii) they become fully vested in their accrued benefits under such plan because of a partial termi-nation which results from the transaction contemplated under this Agreement. The Purchaser or its Affiliates will recog-nize each Company Employee's service prior to the Closing with the Sellers, the Company, and the Subsidiaries (to the extent recognized under the Sellers' corresponding plans) as service with the Purchaser or its Affiliates in connection with (i) any waiting period and eligibility requirements under any "welfare benefit plan," and (ii) any eligibility and vesting requirements under any "pension plan" in which such Company Employees elect to participate and which is made available by the Purchaser or any of its Affiliates after the Closing. The Purchaser shall provide for, or shall cause the Company and its Subsidiaries to provide for, pension, welfare, and fringe benefits for each Company Employee from and after the Closing Date which are compar-able to those provided to similarly situated employees of the Purchaser; PROVIDED, HOWEVER, that nothing contained in this Agreement shall restrict the Purchaser or its Affi-liates after the Closing Date from amending, modifying, or terminating any or all of such benefits in its sole dis-cretion. Any group medical plan provided for Company Employees from and after the Closing Date shall not contain any pre-existing condition, limitation or exclusion appli-cable to their participation therein and shall give each Company Employee credit toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to Closing during the applicable plan year. Except in connec-tion with "direct rollovers," as contemplated under Section 401(a)(31) of the Code and permitted by the terms of "pension plans" sponsored by the Purchaser or one of its Affiliates, there shall be no transfer of assets or Liabilities from any Seller Benefit Plan to any plan sponsored by the Purchaser, the Company, any Subsidiary, or any Affiliate of the Purchaser in connection with or as a result of the transactions contemplated by this Agreement.

Nothing in the preceding sentence or in SECTION 5.9(A) shall be construed as prohibiting (i) the payment from such Seller Benefit Plans of benefits accrued or claims incurred prior to the Closing Date thereunder or (ii) the application of future amendments under such Seller Benefit Plans to benefits accrued prior to the Closing Date thereunder (including, by way of example and not of limitation, cost of living adjustments, or amendments related to the time or form in which distribution of accrued benefits is to be made).

    (c) Neither the Purchaser, the Company, the Subsi-diaries, nor any of their Affiliates shall assume any obligations under or with respect to any Seller Benefit
Plan, other than any Company Employee Benefit Plan.

    (d) The Purchaser's obligation to provide any benefit package to the Company Employees as set forth in this
SECTION 5.9 is subject to the approval of the GE Pension
Board, which approval has been requested and will not be unreasonably withheld.

    5.10 NO CHARTER AMENDMENTS. The Sellers will cause each of the Company and the Subsidiaries to refrain from amending its articles or certificate of incorporation or bylaws and from taking any action with respect to any such amendment.

    5.11 NO ISSUANCE OF SECURITIES.  Except as disclosed in
SECTION 5.11 of the Disclosure Schedule, the Sellers will cause each of the Company and the Subsidiaries to refrain from authorizing or issuing any shares of its capital stock or other equity securities or entering into any Contract or granting any option, warrant, or right calling for the authorization or issuance of any such shares or other equity securities, or creating or issuing any securities directly or indirectly convertible into or exchangeable for any such shares or other equity securities, or issuing any options, warrants, or rights to purchase any such convertible securities.

    5.12 NO DIVIDENDS. Except as disclosed in SECTION 5.12 of the Disclosure Schedule, the Sellers will cause each of the Company and the Subsidiaries to refrain from declaring, setting aside, or paying any dividend or other distribution in respect of its capital stock and from directly or indirectly redeeming, purchasing, or otherwise acquiring any of its capital stock or any interest in or right to acquire any such stock.

    5.13 NO DISPOSAL OF PROPERTY. Except as expressly permitted in this Agreement, the Sellers will cause each of the Company and the Subsidiaries to refrain from (a) dispos-ing of any Assets of the Company or any Subsidiary and from permitting any of such Assets to be subjected to any Liens, except to the extent any such disposition or any such Lien is made or incurred in the ordinary course of the business and consistent with past practice, (b) selling any material part of its insurance policies, Service Contracts, or annuity Contracts in force, operations, or business to any third party (other than sales of insurance policies, Service Contracts, and annuity Contracts in the ordinary course of business and consistent with past practice), (c) entering into any Contracts obligating the Company or any Subsidiary to administer the operations of any Person other than the Company or any Subsidiary, and (d) entering into any Contracts permitting any Person other than the Company or any Subsidiary to administer the operations of the Company or any Subsidiary.

    5.14 NO BREACH OR DEFAULT. The Sellers will cause each of the Company and the Subsidiaries to refrain from violat-ing, breaching, or defaulting, and from taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach, or default, under any term or provision of any Contract to which the Company or any Subsidiary is a party or by which any of its Assets is or may be bound, except for such violations, breaches, defaults, actions, or failures that individually or in the aggregate do not have and cannot reasonably be expected to have a Material Adverse Effect.

    5.15 INDEBTEDNESS. Except in the ordinary course of business and consistent with past practice, the Sellers will cause each of the Company and the Subsidiaries to refrain from (a) creating, incurring, assuming, guaranteeing, or otherwise becoming liable for any Liability, (b) cancelling, paying, agreeing to cancel or pay, or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to any Liability, and
(c) waiving any right to receive any direct or indirect payment or other benefit under any Liability owing to it. Notwithstanding the foregoing and subject to SECTION 2.2(A) hereof, upon the request of the Purchaser on or before Closing Date, the Sellers will (i) cause Heritage Life to forgive (as of the Closing Date) the repayment by Quaker State of the Intercompany Indebtedness, or (ii) pay the Intercompany Indebtedness in full on the Closing.

    5.16 NO ACQUISITIONS. The Sellers will cause each of the Company and the Subsidiaries to refrain from (a) merg-ing, consolidating, or otherwise combining or agreeing to merge, consolidate, or otherwise combine with any other
Person, or (b) acquiring or agreeing to acquire blocks of business or all or substantially all of the Assets or capital stock or other equity securities of any other
Person.

    5.17 INTERCOMPANY LIABILITIES.

    (a) Neither the Company nor any Subsidiary will enter into any Contract or, except as required by any Contract or transaction disclosed in SECTION 5.17 of the Disclosure Schedule, engage in any material transaction with either Seller or any Affiliate of either Seller (other than the Company or any Subsidiary). Except as otherwise specifi-cally provided herein and except as provided in SECTION 5.17 of the Disclosure Schedule, on the Closing Date the Sellers will terminate and will cause the Affiliates of the Sellers (other than the Company or the Subsidiary) to terminate each Contract between the Company or any Subsidiary and either Seller or any such Affiliate.

    (b) At least five business days prior to the Closing Date, the Sellers shall deliver to the Purchaser (i) their good faith calculation of all Liabilities due from the Company or any Subsidiary to Quaker State pursuant to the Tax Allocation Agreement for all periods ending on or before December 31, 1993, setting forth (with reasonable specifi-city) the bases for such calculation and determined on the basis that payments pursuant to the Wescal Settlement Agreement would be deductible by the Company only as and when paid; and (ii) a true and complete list and description (including amounts) of all Liabilities (other than pursuant to the Tax Allocation Agreement) between the Company or any Subsidiary and either Seller or any Affiliate of either Seller (other than the Company or any Subsidiary) to be outstanding on the Closing Date. On the Closing Date, such Liabilities shall be paid. Within 30 business days after the receipt by the Purchaser of such calculation and description, the Purchaser will provide the Sellers with written notice indicating whether the Purchaser agrees or disagrees with the Sellers' calculation and amounts of such

Liabilities. If the Purchaser agrees with the Sellers' calculation and amounts of such Liabilities or if the Purchaser fails to deliver to the Sellers such written notice within such 30-day period, then no adjustment shall be made. If the Purchaser provides written notice to the Sellers of any disagreement with the Sellers' calculation or amounts of such Liabilities, setting forth (with reasonable specificity) the bases therefor, the Purchaser and the Sellers will begin good faith negotiations to resolve such disagreement. If the Purchaser and the Sellers are able to resolve such disagreement within ten business days after the Sellers' receipt of notice of disagreement, the Sellers' calculation or amounts, as the case may be, will be adjusted accordingly to reflect such resolution and the Sellers will pay to the Company any excess of the amount of such Liabilities as paid at or prior to the Closing Date and the adjusted amount within five business days of such resolu-tion. If the Purchaser and the Sellers are unable to resolve any such disagreement within ten business days after the Sellers' receipt of notice of disagreement, the Purchaser and the Sellers will jointly request the Settle-ment Auditor to resolve (in accordance with SECTIONS 2.3(D)(I), (II), and (III) hereof) any issue in dispute as promptly as possible and will cooperate with the Settlement Auditor to resolve such disagreement. The Settlement Auditor will make a determination with respect to any disputed issue, and the amount of such Liabilities will be as determined by the Settlement Auditor. Within five business days after the Settlement Auditor's determination, the Sellers shall pay to the Company any excess of the amount of such Liabilities as paid at or prior to the Closing Date and the amount determined by the Settlement Auditor. Each of the Purchaser and the Sellers will pay one-half of the fees and expenses of the Settlement Auditor. No payment pursuant to this SECTION 5.17(B) will affect any Purchaser Party's right to indemnification pursuant to
SECTION 10.5(A) hereof should the amount of Taxes as ultimately determined (on audit or otherwise), for the periods ending on or before December 31, 1993, exceed the amount determined under this SECTION 5.17(B).

    5.18 RESIGNATIONS OF DIRECTORS. The Sellers will cause such members of the boards of directors and such officers of the Company and the Subsidiaries as are designated by the Purchaser to tender, effective at the Closing, their resig-nations from such boards of directors or from such offices.

    5.19 TAX MATTERS. The Sellers will refrain, and will cause each of the Company and the Subsidiaries to refrain from making, filing, or entering into (whether before or after the Closing) any election, consent, or agreement described in SECTION 3.13(F) or SECTION 3.13(G) hereof with respect to the Company or any Subsidiary or any of their respective Assets, except for extensions of the statute of limitations with respect to Tax Returns of an affiliated, consolidated, combined or unitary group with respect to which Quaker State is the common parent and those Tax Returns set forth in SECTION 5.19 of the Disclosure Schedule. The Sellers will refrain from making an election to reattribute any losses of the Company or any Subsidiary under Treasury Regulation Section 1.1502-20(g). The Sellers will calculate unpaid losses with respect to each Insurance Subsidiary set forth in the federal Income Tax Return for the year ended December 31, 1993 and for the period ending on the Closing Date based upon reasonable estimates and determined in all material respects in accordance with
Section 846 of the Code. The Sellers will determine insurance reserves with respect to each Life Subsidiary for the year ended December 31, 1993 and for the period ending on the Closing Date in all material respects in accordance with Section 807 of the Code. For the Tax year ended December 31, 1993 and the period ending on the Closing Date, the Sellers, the Company, and all the Subsidiaries (other than the Foreign Subsidiaries) will be included in the same consolidated federal Income Tax Return.

    5.20 USE OF NAME.  From and after the Closing Date, the
Sellers will refrain, and will cause their Affiliates to refrain, from using in the conduct of their respective business, operations, or affairs the name "Heritage" or any derivation thereof that is deceptively similar thereto.

    5.21 BOOKS AND RECORDS. On the Closing Date, the Sellers will deliver to the Purchaser or will make available to the Purchaser all Books and Records of each of the Company and the Subsidiaries other than duplicate or derivative copies thereof in the possession of the Sellers or any of their Affiliates (other than the Company or any Subsidiary) or any of their respective agents or representa-tives. If (at any time after the Closing) either Seller discovers in its possession or under its control any other Books and Records of the Company or any Subsidiary, the Sellers will forthwith deliver such Books and Records to the Purchaser.

    5.22 NOTICE. The Sellers will notify the Purchaser promptly in writing of, and contemporaneously will provide the Purchaser with true and complete copies of any and all information or documents relating to, any event, trans-action, or circumstance occurring after the date hereof of which the Sellers have Knowledge and that causes or will cause any covenant or agreement of the Sellers under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of the Sellers contained in this Agreement (without giving effect to any "Knowledge" qualifi-cations contained in such representation or warranty).


                          ARTICLE VI

                    COVENANTS OF PURCHASER

    The Purchaser covenants and agrees with the Sellers that, at all times before the Closing, the Purchaser will comply with all covenants and provisions of this ARTICLE VI, except to the extent the Sellers may otherwise consent in writing or to the extent otherwise required or permitted by this Agreement.

    6.1 REGULATORY APPROVALS. The Purchaser will (a) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, to obtain as promptly as practicable all approvals, authorizations, and clearances of governmental and regulatory authorities required of the Purchaser to consummate the transactions contemplated hereby, including without limitation any required approvals of the insurance regulatory authorities in Bermuda and the States of Arizona, California, and Florida (b) provide such other information and communications to such governmental and regulatory authorities as the Sellers or such authori-ties may reasonably request, and (c) cooperate with the Sellers, the Company, and the Subsidiaries in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of governmental or regulatory authorities required of the Sellers, the Company, or the Subsidiaries to consummate the transactions contemplated hereby.

    6.2 HSR FILINGS. The Purchaser will (a) take promptly all actions necessary to make the filings required of the Purchaser or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for addi-tional information received by the Purchaser or its Affiliates from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with the Sellers in connection with the Sellers' filings under the HSR Act, and (d) request early termination of the applicable waiting period.

    6.3 NOTICE. The Purchaser will notify the Sellers promptly in writing of, and contemporaneously will provide the Sellers with true and complete copies of any and all information or documents relating to, any event, transaction, or circumstance occurring after the date hereof of which the Purchaser has knowledge and that causes or will cause any covenant or agreement of the Purchaser under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of the Purchaser contained in this Agreement.


                        ARTICLE VII

         CONDITIONS TO OBLIGATIONS OF THE PURCHASER

    The obligations of the Purchaser hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Purchaser). The Sellers will use all commercially reasonable efforts to (a) fulfill, at or before the Closing, such of the following conditions (or portions thereof) over which it has control, and (b) cause the representations and warranties made by the Sellers in this Agreement to be true at all times before the Closing Date.

    7.1 REPRESENTATIONS AND WARRANTIES. The represen-tations and warranties made by the Sellers in this Agree-ment, in the certificates delivered by the Sellers pursuant to this Agreement and in the Disclosure Schedule shall be true in all material respects as of the date hereof and shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date without giving effect to any "Knowledge" qualifications contained in such representations or warranties (except for the "Knowledge" qualifications specified on EXHIBIT F hereto).
Notwithstanding the foregoing, (a) the representations contained in SECTIONS 3.11(V) and 3.20 hereof will not be



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
required to be true in all material respects on and as of the Closing Date, and (b) if the Purchaser requests, pursuant to SECTION 5.15 hereof, Heritage Life to forgive the Intercompany Indebtedness, the representation contained in the last sentence of SECTION 3.20 hereof will not be required to be true in all material respects on and as of the Closing Date. There shall not be an aggregate difference, which has or may reasonably be expected to have a Material Adverse Effect, between the representations and warranties made by the Sellers as of the date hereof (except the representations contained in SECTIONS 3.11(V) and 3.20 hereof) and such representations and warranties made as of the Closinq Date.

    7.2 PERFORMANCE. The Sellers shall have performed and complied in all material respects with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by the Sellers at or before the Closing.

    7.3 OFFICER'S CERTIFICATES. Each Seller shall have delivered to the Purchaser a certificate of an officer of such Seller, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in SECTIONS 7.1, 7.2, 7.4, 7.5, 7.6, 7.7(B) and 7.8 hereof. In addition, each Seller shall have delivered to the Purchaser a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of such Seller, certifying that such Seller has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and that the resolutions
(true and complete copies of which shall be attached to the certificate) of the board of directors of such Seller with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.

    7.4 HSR ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

    7.5 NO INJUNCTION. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or similar Person restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

    7.6 NO PROCEEDING OR LITIGATION. There shall not be instituted, pending, or (to the knowledge of the Purchaser or the Sellers) threatened any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority, or other Person to
(a) restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement or
(b) recover any Damages or obtain other relief (which the Purchaser believes may reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Business or Condition of the Purchaser) as a result of this Agreement or any of the transactions contemplated hereby.

    7.7  CONSENTS AND AUTHORIZATIONS.

    (a) All orders, consents, permits, authorizations, approvals, and waivers of every Person disclosed pursuant to
SECTION 4.3(C) hereof and necessary to permit the Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including without limitation any requisite action of the insurance regulatory authorities in Bermuda and the States of Arizona, California and Florida) shall have been obtained and shall be in full force and effect.

    (b) All orders, consents, permits, authorizations, approvals, and waivers of every Person disclosed pursuant to
SECTION 3.6(E) hereof and necessary to permit the Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

    7.8  NO ADVERSE CHANGE.  Except as disclosed in SECTION
3.11 of the Disclosure Schedule, since December 31, 1993, there shall not have been, occurred, or arisen any change in, or any event (including without limitation any damage, destruction, or loss whether or not covered by insurance), condition, or state of facts of any character (other than events, changes, conditions or facts of a general national or global scope) that individually or in the aggregate has or may reasonably be expected to have a Material Adverse
Effect. The loss by the Company or the Subsidiaries of business from Insurance Agents shall not constitute a Material Adverse Effect unless, during any full calendar month commencing after the date hereof until the Closing
Date, the number of Service Contracts produced by Insurance
Agents is less than 85% of the average monthly number of

Service Contracts produced by Insurance Agents in February,
March, and April of 1994.

    7.9 OPINION OF COUNSEL. The Sellers shall have delivered to the Purchaser the opinion, dated the Closing
Date, of Reed Smith Shaw & McClay, as counsel to the
Sellers, of the General Counsel of the Sellers, and of Lord, Bissell & Brook, counsel to the Subsidiaries, to the effect set forth in EXHIBITS G-1, G-2, and G-3 hereto, respectively.

                      ARTICLE VIII

          CONDITIONS TO OBLIGATIONS OF THE SELLERS

    The obligations of the Sellers hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Sellers). The Purchaser will use all commercially reasonable efforts to (a) fulfill, at or before the Closing, such of the following conditions (or portions thereof) over which it has control, and (b) cause the representations and warranties made by the Purchaser in this Agreement to be true at all times before the Closing
Date.

    8.1  REPRESENTATIONS AND WARRANTIES.  The
representations and warranties made by the Purchaser in this Agreement shall be true in all material respects as of the date hereof and shall be true in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

    8.2 PERFORMANCE. The Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations, and conditions required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing.

    8.3 OFFICER'S CERTIFICATES. The Purchaser shall have delivered to the Sellers a certificate of an officer of the Purchaser, dated the Closing Date, certifying as to the fulfillment of the conditions set forth in SECTIONS 8.1, 8.2, 8.4, 8.5, 8.6, and 8.7(B) hereof. In addition, the Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date and executed by the secretary or any assistant secretary of the Purchaser, certifying that the Purchaser has duly and validly taken all corporate action necessary to authorize its execution and delivery of this Agreement and its performance of its obligations under this Agreement, and that the resolutions (true and complete copies of which shall be attached to the certificate) of the board of directors of the Purchaser with respect to this Agreement and the transactions contemplated hereby have been duly and validly adopted and are in full force and effect.

    8.4 HSR ACT APPROVAL. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

    8.5 NO INJUNCTION. There shall not be in effect on the Closing Date any writ, judgment, injunction, decree, or similar order of any court or similar Person restraining, enjoining, or otherwise preventing consummation of any of the transactions contemplated by this Agreement.

    8.6 NO PROCEEDING OR LITIGATION. There shall not be instituted, pending, or (to the knowledge of the Purchaser, either Seller, the Company, or any Subsidiary) threatened any action, suit, investigation, or other proceeding in, before, or by any court, governmental or regulatory authority, or other Person to (a) restrain, enjoin, or otherwise prevent consummation of any of the transactions contemplated by this Agreement; or (b) recover any Damages or obtain other relief (which the Sellers believe may reasonably be expected to have a material adverse effect on the Business or Condition of the Sellers) as a result of this Agreement or any of the transactions contemplated hereby.

    8.7  CONSENTS AND AUTHORIZATIONS.

    (a) All orders, consents, permits, authorizations, approvals, and waivers of every Person disclosed pursuant to
SECTION 3.6(E) hereof and necessary to permit the Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

    (b) All orders, consents, permits, authorizations, approvals, and waivers of every Person disclosed pursuant to
SECTION 4.3(C) hereof and necessary to permit the Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including without limitation any requisite action of the insurance regulatory authorities in Bermuda and in the States of

Arizona, California, and Florida) shall have been obtained and shall be in full force and effect.

    8.8 OPINIONS OF COUNSEL. The Purchaser shall have delivered to the Sellers the opinions, dated the Closing
Date, of Weil, Gotshal & Manges, counsel to the Purchaser, and of the Department Counsel of the Purchaser, to the effect set forth in EXHIBITS H-1 and H-2 hereto, respectively.


                     ARTICLE IX

                SURVIVAL OF PROVISIONS

    9.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
Subject to SECTION 9.2 and ARTICLES X and XI hereof, the representations and warranties respectively made by the Sellers and the Purchaser in this Agreement, in the Disclosure Schedule, and in any certificate delivered pursuant to this Agreement will survive the Closing, and will remain in full force and effect thereafter:

         (a) until 60 days after the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of the representations and warranties of the Sellers set forth in SECTIONS 3.4, 3.13 (other than SECTION 3.13(S) hereof), 3.16, and 3.17(F), (G), (H),
    (I), and (J) hereof; and

         (b)  until the second anniversary of the Closing
    Date in the case of all other representations and warranties.

    9.2 PURSUIT OF CLAIMS. Notwithstanding the foregoing, any representation, warranty, covenant, or agreement as to which a bona-fide claim for indemnification has been asserted in accordance with ARTICLE X hereof during the applicable survival period set forth in SECTION 9.1 hereof will (with respect to such claim) survive, and such claim may be pursued, beyond the expiration of such survival period until such claim is resolved by final, nonappealable judgment or by settlement.

                         ARTICLE X

                      INDEMNIFICATION

    10.1 INDEMNIFICATION BY THE SELLERS. Subject to the provisions of SECTIONS 10.4, 10.6, and 10.7 hereof and ARTICLES IX and XI hereof, the Sellers jointly and severally will indemnify and hold harmless each Purchaser Party (whether or not such Purchaser Party owns any Shares) in respect of any and all Damages resulting from or relating to each of the following:

          (a) any breach by either Seller of any represen-tation, warranty, covenant, or agreement made by such Seller in this Agreement, in the Disclosure Schedule, or in any certificate delivered by such Seller in connection with this Agreement without giving effect to any "Knowledge" qualifications (except for the "Knowl-edge" qualifications specified on EXHIBIT F hereto) contained in such representations or warranties, except for the breach by the Sellers of SECTION 3.13 (other than SECTION 3.13(S) hereof), 5.5(D), 5.19, or 10.5 hereof which will be governed by Section 10.5 hereof;

          (b) any Liability of the Sellers, the Company, any Subsidiary, or any ERISA Affiliate related to any Employee Benefit Plan, including without limitation any Multiemployer Plan or Multiple Employer Plan, main-tained by, contributed to, or obligated to be contri-buted to, at any time, by the Sellers, the Company, any Subsidiary, or any ERISA Affiliate (other than a Com-pany Employee Benefit Plan which is disclosed on
     SECTION 3.16(A) of the Disclosure Schedule or which would be disclosed on SECTION 3.16(A) of the Disclosure Schedule but for the last sentence in SECTION 3.16(A) of the Agreement), including without limitation:

               (i) any Liability to the PBGC under Title IV of ERISA;

              (ii)  any Liability relating to a
          Multiemployer Plan;

             (iii)  any Liability with respect to non-
          compliance with ERISA and other applicable Laws and the notice and benefit continuation require-ments of COBRA;

            (iv)  any Liability with respect to any
        action, suit, claim, or proceeding by any Person against the Purchaser, the Company, any Subsidiary, any Employee Benefit Plan, or any fiduciary or former fiduciary of any Employee
        Benefit Plan; and

            (v)  any Liability arising under or with
        respect to the severance of any employees of the Company or any Subsidiary on or before the Closing
        Date (including without limitation Liabilities under or with respect to WARN);

        (c)  the employment or termination of employment
    (including constructive termination) by either Seller, the Company, or any Subsidiary of any individual
    (including without limitation any employee of the Company or any Subsidiary) attributable to any action or inaction occurring before the Closing Date; and

        (d)  the dispute between Heritage Life and John
    Alden Life Insurance Company as disclosed in SECTION
    3.12 of the Disclosure Schedule; PROVIDED, HOWEVER, that such indemnification will only be required for Damages in excess of $250,000 after giving effect to any amounts collected by Heritage Life in connection with (i) the lawsuit styled HERITAGE LIFE INSURANCE
    COMPANY V. ARISTAR LIFE INSURANCE COMPANY, JOHN ALDEN
    LIFE INSURANCE COMPANY, ET AL, Case No. BC002175 in the
    Superior Court for the County of Los Angeles,
    California, (ii) any arbitration award relating thereto, or (iii) the reinsurance receivable from American Equitable Life Insurance Company relating thereto.

    10.2 OTHER INDEMNIFICATION BY THE SELLERS.

    (a) Subject to the provisions of SECTIONS 10.4, 10.6 and 10.7 hereof and ARTICLES IX and XI hereof, the Sellers jointly and severally will indemnify and hold harmless each Purchaser Party (whether or not such Purchaser Party owns any Shares) in respect of any and all Environmental Damages resulting from or relating to the underground storage tank located on the real property owned by Heritage Life in Wilkes County, North Carolina.

    (b)  Subject to SECTIONS 10.6 and 10.7 hereof and
ARTICLE IX hereof, if, after the Closing, Heritage Life terminates the MAP Contract, the Sellers jointly and severally will, promptly after request by Heritage Life, reimburse Heritage Life (or its designee) for any and all prepayment or termination fees payable under the MAP Contract (including any such fee renegotiated by the Sellers after the date hereof), less an amount equal to the product obtained after multiplying $40,000 by the number of months remaining from the date of termination of the MAP Contract until March 31, 1996.

    10.3 INDEMNIFICATION BY THE PURCHASER. Subject to the provisions of SECTIONS 10.4, 10.6 and 10.7 hereof and
ARTICLE IX hereof, the Purchaser will indemnify and hold harmless each Seller Party (whether or not such Seller Party sells any Shares) in respect of any and all Damages resulting from or relating to any breach by the Purchaser of any representation, warranty, covenant, or agreement made by the Purchaser in this Agreement or in any certificate delivered by the Purchaser in connection with this Agreement.

    10.4 INDEMNIFICATION PROCEDURES.

    (a) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to SECTION 10.1, 10.2(A), or 10.3 hereof and such matter involves (i) any claim made against the Indemnitee by any person or entity other than a Purchaser Party or a Seller Party or (ii) the commencement of any action, suit, investigation, arbitration, or similar proceeding against the Indemnitee by any Person other than a Purchaser Party or a Seller Party, the Indemnitee will give the Indemnifying Party prompt written notice of such claim or the commencement of such action, suit, investigation, arbitration, or similar proceeding. Such notice will (A) provide (with reasonable specificity) the basis on which indemnification is being asserted, (B) set forth the actual or estimated amount of Damages for which indemnification is being asserted, if known, and (C) be accompanied by copies of all relevant pleadings, demands, and other papers served on the Indemnitee.

    (b) The Indemnifying Party will have a period of 30 days after the delivery of each notice required by
SECTION 10.4(A) hereof during which to respond to such notice. If the Indemnifying Party elects to defend the claim described in such notice or does not respond within such 30-day period, the Indemnifying Party will be obligated to compromise or defend (and will control the defense of) such claim, at its own expense and by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnitee. The Indemnitee will cooperate fully with the Indemnifying Party and counsel for the Indemnifying Party in the defense against any such claim, and the Indemnitee will have the right to participate at its own expense in the defense of any such claim. If the Indemnifying Party responds within such 30-day period and elects not to defend such claim, the Indemnitee will be free to compromise or defend (and control the defense of) such claim and to pursue such remedies as may be available to the Indemnitee under applicable Law.

    (c) Any compromise or settlement of any claim (whether defended by the Indemnitee or by the Indemnifying Party) will require the prior written consent of the Indemnitee and the Indemnifying Party (which consent will not be unreasonably withheld). If, however, the Indemnitee refuses to consent to a bona fide offer of compromise or settlement that the Indemnifying Party desires to accept, the Indemnitee may continue to pursue such claim, free of any participation by the Indemnifying Party, at the sole expense of the Indemnitee. In such event, the obligation of the Indemnifying Party to the Indemnitee will equal the lesser of (i) the amount of the offer of compromise of settlement that the Indemnifying Party desired to accept, PLUS the reasonable out-of-pocket expenses (except for expenses resulting from the Indemnitee's participation in any defense controlled by the Indemnifying Party) incurred by the Indemnitee before the date the Indemnifying Party notified the Indemnitee of the offer of compromise or settlement, or
(ii) the actual out-of-pocket amount that the Indemnitee is obligated to pay as a result of the Indemnitee's continued pursuit of such claim, PLUS the reasonable out-of-pocket expenses incurred by the Indemnitee after the Indemnifying Party notified the Indemnitee of the offer of compromise or settlement, MINUS the reasonable out-of-pocket expenses incurred by the Indemnifying Party after such notice date.

    (d) If an Indemnitee becomes aware of any matter that it believes is indemnifiable pursuant to SECTION 10.1, 10.2(A), or 10.3 hereof and such matter involves a claim made by any Purchaser Party or Seller Party, the Indemnitee will give the Indemnifying Party prompt written notice of such claim. Such notice will (i) provide (with reasonable specificity) the bases for which indemnification is being asserted and (ii) set forth the actual or estimated amount



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
of Damages for which indemnification is being asserted. The Indemnifying Party will have a period of 30 days after the delivery of each notice required by this SECTION 10.4(D) during which to respond to such notice. If the Indemnifying Party accepts (in writing) full responsibility for the claim described in such notice, the actual or estimated amount of Damages reflected in such notice will be conclusively deemed a Liability that the Indemnifying Party owes, and will pay (in cash) upon demand, to the Indemnitee. If the Indemnifying Party has disputed such claim or does not respond within such 30-day period, the Indemnifying Party and the Indemnitee agree to proceed in good faith to negotiate a resolution of such dispute. If all such disputes are not resolved through negotiations within 30 days after such negotiations begin, either the Indemnifying Party or the Indemnitee may initiate litigation to resolve such disputes. If the Indemnifying Party does not respond within 30 days after delivery of any claim notice required by this SECTION 10.4(D), the Indemnitee may initiate litigation to resolve such claim.

     10.5 TAX INDEMNIFICATION.

     (a) The Sellers will be responsible for, will pay or cause to be paid, and will indemnify and hold harmless each Purchaser Party from and against any and all Damages for or in respect of each of the following:

          (i)  any and all Taxes with respect to any
     affiliated, consolidated, combined or unitary Tax
     Return that included the Company or any Subsidiary (or any predecessor) for any taxable period (or portion thereof) of the Company or any Subsidiary ending on or before the Closing Date;

         (ii)  any and all Taxes with respect to any
     separate Tax Returns of the Company or any Subsidiary
     (or any predecessor) for any taxable period (or portion thereof) of the Company or any Subsidiary ending on or before December 31, 1993;

        (iii) any and all Taxes resulting from the Company or any Subsidiary having been (or ceasing to be) included in any affiliated, consolidated, combined, or unitary Tax Return that included the Company or any Subsidiary (or any predecessor) for any taxable period
     (or portion thereof) ending on or prior to the Closing
     Date (including without limitation any Liability for

     Taxes resulting from a "deferred intercompany transaction," within the meaning of Treasury Regulation
     Section 1.1502-13(a)(2) (or any analogous or similar provision under state, local or foreign Law), that occurred on or prior to the Closing Date);

         (iv)  any and all Taxes of any member of an
     affiliated, consolidated, combined, or unitary group (other than the Company or any Subsidiary) of which the Company or any Subsidiary (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the Liability of the Company or any Subsidiary pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign Law;

          (v)  any breach by the Sellers of any
     representation, warranty, or covenant contained in
     SECTION 3.13 (other than SECTION 3.13(S) hereof),
     5.5(D), 5.19, or 10.5 hereof;

         (vi) any and all Taxes allocated to the Seller pursuant to SECTION 10.5(B) hereof; and

        (vii)  any and all Section 807 Taxes;

PROVIDED, HOWEVER, that (A) no claim by a Purchaser Party for indemnification pursuant to SECTION 10.5(A)(I) through
(VI) hereof may be made unless and until the Purchaser Party has incurred Damages in respect of Taxes in excess of the Accrued Tax Reserve (if any) reflected on the Expanded Year End GAAP Financial Statements and audited by Coopers & Lybrand (less any amounts paid or credited to Sellers with respect thereto) and (B) no claim by a Purchaser Party for indemnification pursuant to SECTION 10.5(A)(VII) may be made unless and until the Purchaser Party has incurred Damages in respect of Taxes in excess of the Liability for Section 807 Taxes (if any) that has been specifically taken into account in calculating deferred Taxes as specifically reflected on the Expanded Year End GAAP Financial Statements and audited by Coopers & Lybrand (less any amounts paid or credited to Sellers with respect thereto).

    (b) Taxes with respect to any separate Tax Return of the Company or any Subsidiary attributable to the taxable period of the Company or a Subsidiary beginning before the Closing Date and ending on or before December 31, 1993 shall be allocated (i) to the Sellers for the period up to and including December 31, 1993 to the extent such Taxes exceed the specific amount reserved therefor on the Expanded Year End GAAP Financial Statements and not paid or credited to the Sellers, and (ii) to the Purchaser (A) for the period up to and including December 31, 1993 to the extent such Taxes do not exceed the specific amount reserved therefor on the Expanded Year End GAAP Financial Statements and not paid or credited to the Sellers and (B) for the period subsequent to December 31, 1993. With respect to any separate Tax Return required to be filed by the Purchaser for a taxable period of the Company or any Subsidiary beginning before the Closing Date and ending on or before December 31, 1993, the Purchaser shall provide the Sellers with a statement setting forth the amount of Tax that is allocable to the Sellers pursuant to this SECTION 10.5(B) (the "Statement") at least 20 business days prior to the due date for filing of such Tax Return (including extensions). The Statement shall provide (with reasonable specificity) the bases on which such Taxes were allocable to Sellers. Within five business days after Sellers' receipt of the Statement, the Sellers will provide Purchaser with written notice indicating whether the Sellers agree or disagree with the Statement.
If the Sellers notify Purchaser in writing of agreement with the Statement or if Sellers fail to deliver such written notice within such five-day period, then not later than five business days before the due date for payment of Taxes with respect to such Tax Return, the Sellers shall pay to the Purchaser an amount equal to the Taxes shown on the Statement that are allocable to the Sellers pursuant to this
SECTION 10.5(B). In the event the Sellers provide written notice to the Purchaser of any disagreement with the Statement, setting forth (with reasonable specificity) the bases therefor, the parties will negotiate in good faith to resolve such disagreement. If the parties are able to resolve such disagreement within five business days after the Purchaser's receipt of notice of disagreement, then the Taxes allocable to the Sellers will be adjusted accordingly and Sellers shall pay such amount to the Purchaser no later than five business days before the due date for the payment of Taxes with respect to such Tax Return. In the event the parties are unable to resolve any disagreement within five business days following the Purchaser's receipt of notice of disagreement, the parties shall jointly request the Settlement Auditor to resolve (in accordance with SECTION 2.3(D)(I), (II), and (III) hereof) any issue in dispute as promptly as possible and shall cooperate with the Settlement Auditor to resolve such disagreement. If the Settlement Auditor is unable to make a determination with respect to any disputed issue within five business days prior to the due date (including extensions) for the filing of the Tax Return in question, then the Purchaser may file such Tax Return on the due date (including extensions) therefor without such determination having been made.
Notwithstanding the filing of such Tax Return, the Settlement Auditor shall make a determination with respect to any disputed issue, and the amount of Taxes that are allocated to Sellers pursuant to SECTION 10.5(B) hereof shall be as determined by the Settlement Auditor. The fees and expenses of the Settlement Auditor shall be paid one-half by the Purchaser and one-half by the Sellers. In the case of a dispute, (i) the Sellers shall pay to the Purchaser not later than five business days before the due date for the payment of Taxes with respect to such Tax Return, the amount of Taxes as to which there is no disagreement and (ii) the Sellers shall pay to the Purchaser not later than five business days after notice to the Sellers of resolution thereof, any remaining amounts allocable to the Sellers as shown in such notice. No payment pursuant to this SECTION 10.5(B) will affect any Purchaser Party's right to indemnification pursuant to
SECTION 10.5(A) hereof should the amount of Taxes as ultimately determined (on audit or otherwise), for the periods covered by such Tax Returns and which are the responsibility of the Sellers, exceed the amount of the Sellers' payment under this SECTION 10.5(B).

    (c) The Company, the particular Subsidiary, or the Purchaser will promptly notify the Sellers of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority concerning any Tax or other Damages covered by SECTION 10.5(A) hereof ("Tax Claim"). The Sellers shall have the right (i) to represent the Company or any Subsidiary's interests in any Tax audit or administrative or court proceeding relating, in the case of any affiliated, consolidated, combined or unitary Tax Return that included the Company or any Subsidiary, to taxable periods of the Company or any Subsidiary ending on or prior to the Closing Date and, in the case of all other Tax Returns, relating to taxable periods of the Company or any Subsidiary ending on or prior to December 31, 1993, and (ii) to employ counsel of its choice at its expense; PROVIDED that if the results of such Tax audit or proceeding would have a material adverse effect on the Company and its Subsidiaries taken as a whole for any taxable period including or ending after the Closing Date, then the Seller and the Purchaser shall jointly control the defense and settlement of any such Tax audit or proceeding and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be un-reasonably withheld. The Sellers shall promptly notify the Purchaser if it decides not to control the defense or set-tlement of any such Tax audit or administrative or court proceeding and the Purchaser thereupon shall be permitted to defend and settle such Tax audit or proceeding. In the event of a Final Determination in any such Tax audit or proceeding which results in Taxes due under Section 815 of the Code attributable to the balance of the policyholders surplus account of any Life Subsidiary on the Closing Date in a taxable period covered by such audit or proceeding (other than, in the case of the taxable period commencing on January 1, 1994 and ending on the Closing Date, Taxes so due as a result of the Election), then, no later than five days following such Final Determination, the Sellers shall pay to the Purchaser an amount equal to the Phase III Tax Reim-bursement.

    (d) The Sellers will promptly notify the Purchaser of the commencement of any claim, audit, examination, or other proposed change or adjustment by any taxing authority which may specifically affect the Company or any Subsidiary or their Tax attributes, and the Sellers shall keep the Purchaser duly informed of the progress thereof.

    (e) The Sellers shall include, or cause to be included, the Company and the Subsidiaries (other than any Foreign Subsidiary) in (i) the United States consolidated federal Income Tax Return of Quaker State for the taxable periods of each of the Company and such Subsidiaries ending on December 31, 1993 and ending on the Closing Date, and
(ii) all other consolidated and all affiliated, combined, or unitary Tax Returns of Quaker State, Holding or their Affiliates (other than those including only the Company or any Subsidiary) for the taxable period of each of the Company and such Subsidiaries ending (or the portion of any taxable year ending) on December 31, 1993 and ending on the Closing Date to the extent permitted by applicable Law.
Such Tax Returns referred to in clauses (i) and (ii) above are referred to as "Seller Consolidated or Combined Returns." The Sellers shall properly prepare or cause to be properly prepared, and timely file or cause to be timely filed, all Seller Consolidated or Combined Returns which include the Company or any Subsidiary (other than any Foreign Subsidiary) or their respective Assets or operations for all taxable periods of the Company and such Subsidiaries ending on or prior to the Closing Date (which Tax Returns shall include the Company and such Subsidiaries and the reportable items from the assets or operations of the Company and such Subsidiaries through and including the Closing Date). The Seller also shall properly prepare or cause to be properly prepared, and timely file or cause to be timely filed, all other Tax Returns of or which include the Company or any Subsidiary or its Assets or operations required to be filed on or prior to the Closing Date. The Tax Returns referred to in the two preceding sentences shall be prepared in a manner consistent with past practices, and the Sellers shall pay or cause to be paid all Taxes shown as due on such Tax Returns or otherwise levied or assessed upon the Company or any Subsidiary or any of their Assets on or prior to the Closing Date (other than Taxes which are being contested in good faith and by appropriate proceedings and for which adequate current reserves have been established in accordance with GAAP). The Sellers shall, subsequent to the Closing Date, provide written notice to the Purchaser of the filing of any amended Tax Return or claim for refund with respect to any consolidated, affiliated, combined, or unitary Tax Return relating to any taxable period ending on or prior to the Closing Date which would specifically affect the Company or any Subsidiary or their Tax attributes and, if such filing would have a material adverse effect on the Company and the Subsidiaries taken as a whole for any taxable period including or ending after the Closing Date, the Sellers will not make such filing without the consent of the Purchaser, which consent will not be unreasonably withheld. The Sellers shall have the right to prepare and file, at their expense, any claim for refund with respect to any separate Tax Returns of the Company or any Subsidiary relating to taxable periods of the Company or any Subsidiary ending on or prior to December 31, 1993 (other than a claim for refund arising by reason of the carryback of any item incurred after December 31, 1993), subject to the Purchaser's consent to the filing thereof, which consent will not be unreasonably withheld. The Purchaser shall be responsible for filing all Tax Returns required to be filed by or on behalf of the Company and the Subsidiaries, or with respect to their Assets and operations, after the Closing Date other than Seller Consolidated or Combined Returns.
The Sellers and the Purchaser shall cooperate fully with each other and make available to each other in a timely fashion such Tax data and other information as may be reasonably required by the Seller or the Purchaser for the preparation of any Tax Returns required to be prepared and filed (or caused to be prepared and filed) by the Sellers or the Purchaser hereunder, or in connection with the prepara-tion or filing of any election, consent or certification.

    (f) The Sellers and the Purchaser will provide to each other, and the Purchaser will cause each of the Company and the Subsidiaries to provide to the Sellers, full access, at any reasonable time and from time to time, at the business location at which the Books and Records are maintained, after the Closing Date, to such Tax data of each of the Company and the Subsidiaries as the Sellers or the Purchaser, as the case may be, may from time to time reasonably request and will furnish, and request the independent accountants and legal counsel of the Sellers, the Purchaser, the Company, or any Subsidiary to furnish to the Sellers or Purchaser, as the case may be, such additional Tax and other information and documents in the possession of such Persons as the Sellers or the Purchaser may from time to time reasonably request. In particular, the Sellers will provide to the Purchaser, to the extent requested by the Purchaser, true and complete copies of all separate Tax Returns (and related workpapers) of each of the Company and the Subsidiaries and such portions of the affiliated, consolidated, combined or unitary Tax Returns of affiliated groups of which the Company or any Subsidiary was a member (and related workpapers), in each case to the extent such returns or such portions related exclusively to the Company or any Subsidiary or are relevant to any asserted Liability against the Company or any Subsidiary pursuant to Treasury Regulation Section 1.1502-6 or any analogous rule.

    (g) The Sellers shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless Purchaser, the Company and any Subsidiary from and against any Liability arising under any Tax sharing, Tax indemnity, Tax allocation or similar Contracts (whether or not written) to which the Company or any Subsidiary, any predecessor of the Company or any Subsidiary, or any transferor to the Company or any Subsidiary, is a party or is obligated thereunder, in each case on or prior to the Closing Date. Neither the Sellers, the Purchaser, the Company nor any Subsidiary shall have any liability to the Company or any Subsidiary pursuant to the Tax Allocation Agreement after the Closing Date except as specifically contemplated under this Agreement.

    (h) Any refund of Taxes received (or utilized as a credit against Taxes due for taxable periods beginning on or after the Closing Date) by the Company or any Subsidiary after the Closing Date shall be retained by the Company or such Subsidiary. In the event the Company or any Subsidiary shall receive a refund of Taxes after the Closing Date (or utilize such refund as a credit against Taxes due for taxable periods beginning on or after the Closing Date) with respect to a separate Tax Return of the Company or such Subsidiary relating to a taxable period ending on or prior to December 31, 1993 (other than a refund arising by reason of a carryback of any item incurred after December 31,
1993), then the amount of such refund, net of Taxes payable on receipt thereof (reduced as set forth in SECTION 10.6(B) hereof), shall reduce any indemnity payment otherwise due (or shall be reimbursed by Purchaser to the Sellers to the extent of any prior indemnity payments made) by Sellers to Purchaser under SECTION 10.5(A)(II) hereof.

    (i) Any dispute as to any matter covered by this
SECTION 10.5 shall be resolved by the Settlement Auditor in accordance with the provisions set forth in SECTIONS
2.3(D)(I), (II), and (III) hereof. Each of the Purchaser and the Sellers will pay one-half of the fees and expenses of the Settlement Auditor.

    10.6 TAX EFFECT OF INDEMNIFICATION PAYMENTS.

    (a) The Sellers and the Purchaser agree that any payment made under ARTICLE X hereof will be treated by the parties on their Tax Returns as an adjustment to the aggregate consideration for the Shares. If, notwithstanding such treatment by the parties, any indemnity payment is determined to be taxable to any Purchaser Party by any taxing authority, the Sellers shall indemnify the Purchaser for any Taxes payable by such Purchaser Party by reason of the receipt of such indemnity payment (including any payments under this SECTION 10.6), determined at a Tax rate equal to 35%.

    (b) An indemnity payment otherwise due and payable hereunder (other than an indemnity payment covered by SECTION 10.6(C) hereof) shall be decreased (but not below zero) to the extent of any net actual reduction in Tax
Liability that is actually realized by the Indemnitee upon its payment of an indemnifiable loss as determined by the Indemnitee, determined at a Tax rate equal to 35%.

    (c) In the event of any Final Determination with respect to any Income Tax Return of (or which include) the Company or any Subsidiary which has the effect of a Tax Detriment (or Tax Benefit) to the Company or such Subsidiary for any taxable period ending on or before the Closing Date (in the case of any affiliated, consolidated, combined or unitary Income Tax Return that included the Company or such Subsidiary) or ending on or before December 31, 1993 (in the case of any separate Income Tax Return of the Company or such Subsidiary) (each a "Pre-Closing Period") and a correlative Tax Benefit (or Tax Detriment) to the Company or such Subsidiary for any taxable period ending after the Closing Date (or after December 31, 1993 in the case of a separate Tax Return) (each a "Post-Closing Period"), the Purchaser shall pay to the Sellers (or Sellers shall pay to the Purchaser) an amount equal to any such correlative Tax Benefit (or Tax Detriment) Realized by the Company or such Subsidiary in any Post-Closing Period.

    For purposes of this Agreement, (i) "Tax Benefit" means, in the case of any Income Tax Return, the amount by which the Tax liability payable and owing to the appropriate taxing authority is actually reduced by loss, deduction, refund or credit, determined as set forth below (appropriate payments shall be made between the parties to take account of subsequent changes in the Tax Benefit (e.g., to reflect changes in the Tax Benefit if a loss, deduction, refund or credit is subsequently disallowed)), (ii) "Tax Detriment" means, in the case of any Income Tax Return, the amount by which the Tax liability payable and owing to the appropriate taxing authority is actually increased, determined as set forth below, plus any interest due to such government or jurisdiction relating to such increase in Tax liability (appropriate payments shall be made between the parties to take account of subsequent changes in the Tax Detriment),
(iii) a Tax Benefit shall be deemed to have been "Realized" at the time any refund of taxes attributable to such Tax Benefit is actually received or applied against other Taxes due or, if earlier, at the time of filing an Income Tax Return (other than an amended return or claim for refund) on which the loss, deduction, or credit that gave rise to such Tax Benefit is actually applied in reduction of Taxes that would otherwise be due and (iv) a Tax Detriment shall be deemed to have been "Realized" at the time additional Taxes are payable (upon audit, pursuant to a court determination or otherwise) with respect to the income that gave rise to such Tax Detriment or, if earlier, at the time of filing of an Income Tax Return on which the income that gave rise to such Tax Detriment is reported.

    For purposes of the determination of the amount of any Tax Benefit or Tax Detriment, it shall be assumed that (i) any Tax Detriment of the Company or any Subsidiary shall be subject to a Tax at a 35% rate; (ii) any Tax Benefit of the Company or any Subsidiary will currently reduce income that is taxable at a 35% rate (provided that in the event that the Company or any Subsidiary (or any consolidated group of which it is a member) is actually subject to the alternative minimum tax in any taxable period (an "AMT Period"), then any Tax Benefit Realized in such AMT Period shall be calculated using a 20% Tax rate and, in such taxable period as the Company or such Subsidiary (or such group) is not actually subject to the alternative minimum tax, an additional payment shall be made with respect to any Tax Benefit Realized in such AMT Period calculated at a 15% Tax rate (it being understood that the Company or such Subsidiary (or such group) shall not be considered subject to the alternative minimum tax in a taxable period in which it utilizes credits under Section 53 of the Code); (iii) the Company or any Subsidiary shall have sufficient taxable income to use any Tax Benefit in the respective taxable periods in which such Tax Benefit first arose; and (iv) the failure of the Company or any Subsidiary to claim a Tax Benefit shall not preclude any payment otherwise properly due to the Sellers hereunder, unless such failure is pursuant to the written advice of independent counsel or is inconsistent with a Final Determination. For purposes of this Agreement, "Final Determination" shall mean (A) a decision, judgment, decree, or other order by any court of competent jurisdiction, which decision, judgment, or decree or other order has become final, (B) a closing agreement entered into under Section 7121 of the Code, or any other settlement agreement which is final and binding upon the Sellers, the Company, any Subsidiary or the Purchaser, as the case may be, and the relevant taxing authority and entered into in accordance with SECTION 10.5 hereof in connection with an administrative or judicial proceeding, or
(C) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

    (d) All amounts for which any Indemnitee seeks indemnification hereunder will be computed net of
(i) insurance proceeds received (net of any Taxes payable by the Indemnitee by reason of the receipt of such insurance proceeds) with respect thereto, and (iii) any amounts recovered (net of any Taxes payable by the Indemnitee by reason of the receipt of such amounts) from any third parties based on claims the Indemnitee has against such third parties which reduce the Damages that would otherwise be sustained. Each Indemnitee agrees to take all commercially reasonable steps to pursue, or assign to the Indemnifying Party, such claims or rights it may have against any third party which would materially reduce the amount of Damages otherwise incurred by such Indemnitee.
For the purposes of this SECTION 10.6(D), Taxes payable shall be determined assuming a Tax rate equal to 35%.

    10.7 LIMITATION ON CERTAIN INDEMNIFICATION.

    (a) No claim by the Sellers, on the one hand, and the Purchaser, on the other hand, for indemnification under
SECTION 10.1(A), 10.1(C), 10.1(D), 10.2, or 10.3 hereof may
be made unless and until the Sellers or the Purchaser, as the case may be, has incurred Damages relating to indemnification pursuant to such provisions (other than for breach of SECTION 3.4 or 3.16 hereof) in excess of $250,000 in the aggregate, at which time, all amounts of Damages in excess of $250,000 may be claimed and recovered as provided in this Agreement; provided, however, that (whether or not Damages in excess of $250,000 have been incurred) indemnification under SECTION 10.1 hereof may be claimed at any time (subject to SECTION 9.1 hereof), and full recovery may be had, for all Damages resulting from any misrepresentation or breach of warranty of SECTIONS 3.4 and
3.16 hereof by either Seller.

    (b) Notwithstanding anything to the contrary contained in this Agreement, the Indemnifying Parties will not be liable, under any circumstances, to the Indemnitees for indemnification under SECTION 10.1(A), 10.1(C), 10.1(D), 10.2, or 10.3 hereof in an aggregate amount in excess of the sum of 100% of the first $50 million of Damages and 50% of the next $50 million of Damages; PROVIDED, HOWEVER, that (whether or not Damages in excess of such amounts have been incurred) indemnification under SECTION 10.1 hereof may be claimed at any time (subject to SECTION 9.1 hereof), and full recovery may be had, for all Damages resulting from misrepresentation or breach of warranty of SECTIONS 3.4 and
3.16 hereof by either Seller

                                   ARTICLE XI

                                  TERMINATION

    11.1 TERMINATION. Without limiting the rights or remedies that any party hereto may otherwise have, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

         (a)  at any time before the Closing by
    written agreement of the Sellers and the Purchaser;
    or

         (b)  at any time after September 30, 1994
    by the Sellers or the Purchaser if the transactions contemplated by this Agreement have not been consummated on or before such date and such failure to consummate is not caused by a breach of this Agreement
    (or any representation, warranty, covenant, or agreement included herein) by the party electing to terminate pursuant to this SECTION 11.1(B).

    11.2 EFFECT OF TERMINATION. If this Agreement is validly terminated pursuant to SECTION 11.1 hereof, (a) the obligation of the Purchaser to purchase the Shares and the obligation of Holding to sell the Shares will terminate,
(b) the provisions of SECTIONS 12.5, 12.7, and 12.8 hereof will continue to apply following any such termination, and
(c) no party hereto will be relieved of any Liability for Damages that such party may have to the other party by reason of such party's breach of this Agreement (or any representation, warranty, covenant, or agreement included herein); PROVIDED, HOWEVER, that upon the breach by any party of any representation or warranty included herein, such breaching party will be liable to the other party hereto only for the out-of-pocket expenses (not to exceed
$750,000) incurred by such other party in connection with this Agreement and the transactions contemplated hereby.

                                  ARTICLE XII

                                 MISCELLANEOUS

    12.1 SECTION 338(H)(10) ELECTION.

    (a) The Purchaser may elect, at the Purchaser's sole option, to file an election under Section 338(h)(10) of the Code and under any comparable provisions of state, local, or foreign Law with respect to the purchase of the Shares and may include in such election any of the Subsidiaries as the Purchaser may determine (collectively the "Election"). The Sellers shall join and shall cause any Affiliate to join, in both cases at the request of the Purchaser, in the Election. If the Election is made, the Purchase Price shall be increased by the sum of (i) the Election Tax Cost plus (ii) the Phase III Tax Reimbursement and the Sellers and the Purchaser shall report, in connection with the determination of Taxes, the transactions contemplated by this Agreement in a manner consistent with the Election, the calculation of the Election Tax Cost, and the calculation of the Phase III Tax Reimbursement, including the reasonable determination by the Purchaser, taking into account the reasonable input of the Sellers, of the fair market value of the Assets of the Company and the Subsidiaries and the allocation of the deemed purchase price of the Assets of the Company and the Subsidiaries within the meaning of Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder.

    (b) The Purchaser shall notify the Sellers in writing of the Purchaser's intention to file the Election no later than fifteen days prior to the due date for the filing of the Election (the "Election Notice").

    (c) The term "Election Tax Cost" shall mean the product obtained after multiplying 35% by the excess of (i) the net gain recognized by the Company and the Subsidiaries as a consequence of the Election (excluding from such net gain, however, all distributions from policyholders surplus account of Heritage Life pursuant to Section 815 of the
Code) over (ii) the net gain that would have been recognized by Holding on the sale of the Shares if the Election had not been made. For purposes of the computation of the Election Tax Cost, net gain shall be computed based upon the Purchase Price, as adjusted pursuant to SECTION 2.2 hereof but without regard to any other purchase price adjustments under this Agreement plus, in the case of SECTION 12.1(C)(I) hereof, the liabilities (within the meaning of Section

338(h)(10) of the Code and the Treasury Regulations promulgated thereunder) of the Company and the Subsidiaries that are included in the Election.

    (d) Within thirty days after the execution of this Agreement, the Sellers will provide to the Purchaser (i) a computation of the Election Tax Cost computed as of the Closing Date, (ii) a schedule setting forth Holding's adjusted stock basis in the Shares ("Company Stock Basis") as of the Closing Date and the Company's adjusted tax basis in the shares of each Subsidiary (collectively, "Subsidiary Stock Basis") as of the Closing Date, (iii) a schedule setting forth the adjusted tax basis of the Company and the Subsidiaries in the Assets of the Company and the Subsidiaries broken down by major category of Assets ("Asset Basis") as of the Closing Date, and (iv) a schedule setting forth the liabilities (within the meaning of Section 338(h)(10) of the Code and the Treasury Regulations thereunder) of the Company and the Subsidiaries ("Section 338 Liabilities") as of the Closing Date. The computation of such items shall be based upon the Sellers' (or the Company's or any Subsidiaries') Books and Records and Tax Returns (as filed on or prior to the date hereof) for all periods through the date hereof and, for the period from the date hereof through the Closing Date, shall be based upon the best available information and projections as of the date of the computations. Upon the request of the Purchaser, the Sellers agree to promptly provide the Purchaser with such additional information as the Purchaser shall deem appropriate in order for the Purchaser to verify the Sellers' computation of the Election Tax Cost, Company Stock Basis, Subsidiary Stock Basis, Asset Basis, and
Section 338 Liabilities. The Purchaser shall be permitted to review the Books and Records of the Sellers (to the extent relevant to the determination of the Election Tax Cost, Company Stock Basis, Subsidiary Stock Basis, Asset Basis or Section 338 Liabilities), the Company, and the Subsidiaries (including Tax Returns or, in the case of affiliated, consolidated, combined, or unitary Tax Returns, the relevant portions thereof) for the purpose of verifying to the Purchaser's satisfaction the Sellers' computations of the Election Tax Cost, Company Stock Basis, Subsidiary Stock Basis, Asset Basis, and Section 338 Liabilities.

    (e) The Sellers and the Purchaser shall negotiate in good faith with the goal of reaching agreement on the amount of the Election Tax Cost on or before the Closing Date. If the Sellers and the Purchaser are unable to resolve any disputes with respect to the Election Tax Cost, Company Stock Basis, Subsidiary Stock Basis, Asset Basis, or Section 338 Liabilities on or before the Closing Date, then any remaining disputed items will be submitted to the Settlement Auditor for resolution. The Sellers and the Purchaser will cooperate with the Settlement Auditor to resolve the remaining disputed items. The Sellers and the Purchaser will each pay one-half of the fees and expenses of the Settlement Auditor. The Settlement Auditor's resolution of any such disputed items will be reflected in a written report which will be delivered promptly to, and will be final and binding upon, the Sellers and the Purchaser.

    (f) If, on or before the Closing Date, (i) the Purchaser shall have delivered the Election Notice to the Sellers and (ii) the Sellers and the Purchaser shall have agreed on the Election Tax Cost, then, on the Closing Date
(x) the Sellers shall execute and deliver to the Purchaser five copies of Internal Revenue Service Form 8023 provided by the Purchaser (the "Election Forms") and (y) the
Purchaser shall pay to the Sellers the sum of the Election
Tax Cost and the Phase III Tax Reimbursement.

    (g) If, on or before the Closing Date, (i) Purchaser shall not have delivered the Election Notice to the Sellers or (ii) any items in dispute with respect to the Election Tax Cost, Company Stock Basis, Subsidiary Stock Basis, Asset Basis, or Section 338 Liabilities remain unresolved on the Closing Date, then on the Closing Date, (x) the Sellers shall execute and deposit the Election Forms and (y) the Purchaser shall deposit $2,934,563 (the "Deposit"), in both cases with an Escrow Agent reasonably acceptable to the Sellers and the Purchaser pursuant to an Escrow Agreement reasonably acceptable to the Sellers and the Purchaser. The Escrow Agreement shall provide, among other things, that the Escrow Agent shall release the Election Forms to the Purchaser upon the payment (net of the Deposit, which shall be released to the Sellers upon the release of the Election Forms to the Purchaser) to the Sellers of the Election Tax Cost as finally determined; PROVIDED, HOWEVER, that if the Election Tax Cost has not been finally determined by the tenth business day preceding the due date for the filing of the Election, the Escrow Agreement shall provide that the Escrow Agent shall release the Election Forms to the Purchaser and shall release the Deposit to the Sellers on the tenth business day preceding the due date for the filing of the Election. The Escrow Agreement shall also provide that, in the event the Purchaser provides written notice to the Escrow Agent that the Election will not be filed, the Escrow Agent shall return the Election Forms to the Sellers and shall return the Deposit to the Purchaser. The Escrow Agreement shall provide further that the Deposit shall be invested in obligations of the United States or certificates of deposits or commercial paper of such corporations as the Sellers and the Purchaser shall agree and the interest earned thereon (net of fees and expenses) shall be payable, upon release of the Deposit, to the Sellers if the Election is made and to the Purchaser if the Election is not made.

    (h)  Upon the final determination by the Settlement
Auditor of the Election Tax Cost, if in dispute when the Deposit is released by the Escrow Agent, then within ten days of such determination the Sellers shall pay to the Purchaser the excess of the amount paid pursuant to the Escrow Agreement over the Election Tax Cost as finally determined, or the Purchaser shall pay to the Sellers the excess of the Election Tax Cost as finally determined over the Estimated Election Tax Cost, as the case may be.

    (i) The Purchaser shall be responsible for the preparation and filing of all forms and documents required in connection with the Election. The Purchaser shall provide the Sellers with copies of (i) any necessary corrections, amendments, or supplements to Form 8023, (ii) all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and (iii) any comparable forms and attachments with respect to any applicable state, foreign, or local elections being made pursuant to the Election. The Sellers shall execute and deliver to the Purchaser within five days of receipt such documents or forms as are required by any Tax Laws to properly complete the Election. The Sellers and the Purchaser shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Sellers or the Purchaser in order to timely file the Election and any other required statements or schedules.
The Sellers shall promptly execute and deliver to the Purchaser any amendments made to Form 8023 (and any comparable state, local and foreign forms) subsequent to the filing of the Election and any attachments which are required to be filed under applicable Law.

    (j) The Sellers shall comply with all of the requirements of Section 338(h)(10) of the Code and the Treasury Regulations thereunder. The Sellers shall take no action which is inconsistent with the requirements for



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
filing the Election under the Code and the applicable
Treasury Regulations.

    (k) To the extent permitted by state and local Laws, the principles and procedures of this SECTION 12.1 shall also apply with respect to a Section 338(h)(10) election or equivalent or comparable provision under state, local, or foreign Law, including, without limitation an election under
Section 338(g) of the Code or equivalent or comparable provision under state, local, or foreign Law (PROVIDED, that in the case of any election under Section 338(g) of the Code or equivalent or comparable provision under state, local or foreign law, Purchaser shall be responsible for any Taxes
payable with respect thereto).   The Sellers covenant and
agree that to the extent that an election similar to a
Section 338(h)(10) election under the Code is optional under any state, local, or foreign Law, the Sellers shall join in any such election as requested in writing by the Purchaser.

    12.2 NOTICES. Any notice or other communication given pursuant to this Agreement must be in writing and
(a) delivered personally, (b) sent by telefacsimile or other similar facsimile transmission, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, as follows:

    (i)   If to the Sellers:

               Quaker State Corporation
               255 Elm Street
               Oil City, Pennsylvania  16301
               Attention: General Counsel
               Facsimile number: 814-676-7030

   (ii)   If to the Purchaser:

               General Electric Capital Corporation
               260 Long Ridge Road
               Stamford, Connecticut  06927
               Attention: Marc G. Metcalf
                          Ambrose Murphy, Esq.
               Facsimile number: 203-357-6969
with a copy to:

               Weil, Gotshal & Manges
               767 Fifth Avenue
               New York, New York  10153
               Attention: Ted S. Waksman, Esq.
               Facsimile number:  212-310-8007

All notices and other communications required or permitted under this Agreement that are addressed as provided in this
SECTION 12.2 will (A) if delivered personally or by overnight express, be deemed given upon delivery; (B) if delivered by telefacsimile or similar facsimile transmission, be deemed given when electronically confirmed; and (C) if sent by registered or certified mail, be deemed given when received. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

    12.3 NONCOMPETITION. The Sellers will refrain, and will cause their present and future Affiliates (other than the Company and the Subsidiaries) to refrain, from directly or indirectly:

         (a) employing, engaging, or seeking to employ or engage, at any time before the fifth anniversary of the Closing Date, any Person who is an officer, director, employee, Insurance Agent, or similar representative of the Company or any Subsidiary on the date hereof or on the Closing Date, unless such officer, director, employee, Insurance Agent, or other similar representative (i) resigns voluntarily (without any solicitation from the Seller or any of their Affiliates), or (ii) is terminated by the Company or any Subsidiary after the Closing Date;

         (b)  utilizing or attempting to utilize any
     information regarding Service Contract holders, policyholders, officers, directors, employees, agents, consultants, or other similar representatives of any Subsidiary for the purposes of causing or attempting to cause (i) any policyholder or Service Contract holder to replace or terminate any insurance policy, Service Contract, or annuity Contract issued, reinsured, or underwritten by any Subsidiary, in whole or in part,



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
    with products or services of any other Person at any time, (ii) any reinsurer to terminate any reinsurance, coinsurance, or other similar Contract, or to sever a relationship, with any Subsidiary at any time, or
    (iii) any Insurance Agent, consultant, or other similar representative (including without limitation any automobile dealership) of any Subsidiary to resign or sever a relationship with such Subsidiary at any time;

         (c)  issuing, underwriting, or reinsuring or
    attempting to issue, underwrite, or reinsure any Service Contract, insurance policy, or annuity
    Contract, or otherwise engaging in the insurance, Service Contract, or annuity business other than the lubrication warranty business, at any time before the fifth anniversary of the Closing Date, in the United
    States of America; and

         (d) selling or offering to sell, administering, or endorsing any insurance policy, Service Contract, or annuity Contract issued or underwritten by any Person, or otherwise engaging in the insurance agency or Service Contract sales business in the United States of America other than the lubrication warranty business, at any time before the fifth anniversary of the Closing
    Date.

    12.4 ENTIRE AGREEMENT. Except for documents executed by the Sellers and the Purchaser pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this Agreement contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

    12.5 EXPENSES. Except as otherwise expressly provided in this Agreement (including without limitation as provided in ARTICLE X hereof), each of the Sellers and the Purchaser will pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

    12.6 PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, the Sellers and the Purchaser will each consult with the other before issuing or making any reports, statements, or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of a joint public report, statement, or release or will use good faith




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
efforts to obtain the other party's approval of the text of any public report, statement, release to be made solely on behalf of a party. If the Sellers and the Purchaser are unable to agree on or approve any such public report, statement, or release and such report, statement, or release is, in the opinion of legal counsel to a party, required by Law or appropriate to discharge such party's disclosure obligations, then such party may make or issue the legally required or appropriate report, statement, or release. Any such report, statement, or release approved or permitted to be made pursuant to this SECTION 12.6 may be disclosed or otherwise provided by the Seller or the Purchaser to any Person, including without limitation to any employee or customer of either party hereto and to any governmental or regulatory authority.

    12.7 CONFIDENTIALITY. For a period of four years after the date hereof, (a) each of the Purchaser and the Sellers will refrain, and will cause its respective officers, directors, employees, agents, and other representatives to refrain, from disclosing to any other Person any confidential documents or confidential information concerning the other party hereto furnished to it in connection with this Agreement or the transactions contemplated hereby and will use such documents and information only for the purposes of this Agreement and the transactions contemplated hereby and not for any other purpose; and (b) the Sellers will refrain, and will cause their respective officers, directors, employees, agents, and other representatives to refrain, from disclosing to any Person any confidential documents or confidential information concerning the Company or the Subsidiaries unless, in the case of either clause (a) or (b) above,
(i) such disclosure is compelled by judicial or administrative process or by other requirements of Law (including without limitation in connection with obtaining necessary insurance regulatory approvals) and notice of such disclosure is furnished to such other party hereto;
(ii) either party hereto deems it advisable (upon advice of such party's legal counsel) to disclose any such confidential documents or information in connection with the requirements of any securities Law; or (iii) such confidential documents or information can be shown to have been (A) previously known by the party hereto receiving such documents or information, (B) in the public domain through no fault of such receiving party, or (C) later acquired by such receiving party from other public sources.





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
    12.8 BROKERS. The Sellers jointly and severally will indemnify and hold harmless each Purchaser Party in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of the Sellers, the Company, or any Subsidiary) claiming to have been engaged by either Seller, the Company, or any Subsidiary in connection with the transactions contemplated by this Agreement, and the Sellers will bear the cost of the reasonable out-of-pocket expenses incurred by each Purchaser Party in investigating, defending against, or appealing any such claim or demand. The Purchaser will indemnify and hold harmless each Seller Party in respect of any and all claims or demands for commission, compensation, or other Damages by any broker, finder, or other agent (whether or not a present or former employee or agent of the Purchaser) claiming to have been engaged by the Purchaser in connection with the transactions contemplated by this Agreement, and the Purchaser will bear the cost of the reasonable out-of-pocket expenses incurred by each Seller Party in investigating, defending against, or appealing any such claim or demand.

    12.9 FURTHER ASSURANCES. The Sellers and the Purchaser agree that, from time to time after the Closing, upon the reasonable request of the other, they will cooperate and will cause their respective Affiliates to cooperate with each other to effect the orderly transition of the business, operations, and affairs of the Company and the Subsidiaries. Without limiting the generality of the foregoing, (a) the Sellers will provide, and will cause its Affiliates to provide, representatives of the Purchaser reasonable access to all Books and Records of the Seller and its Affiliates reasonably requested by the Purchaser in the preparation of any post-Closing financial statements, reports, or Tax Returns of the Company or any Subsidiary; (b) the Purchaser will provide representatives of the Sellers reasonable access to all pre-Closing Books and Records of the Company or any Subsidiary reasonably requested by the Seller in the preparation of any post-Closing financial statements, reports, or Tax Returns of the Seller; and (c) each party hereto will execute such documents and instruments as the other party hereto may reasonably request containing terms and conditions mutually satisfactory to each party hereto to further effectuate the terms hereof. The Sellers agree to retain, in accordance with their standard practice, all Books and Records of the Sellers and their Affiliates that relate to the Company or any Subsidiary. The Purchaser agrees to retain, and to cause the Company and the Subsidiaries to retain, in accordance with their standard practice, all Books and Records of the Purchaser and its Affiliates that relate to the Company or any Subsidiary.

    12.10 WAIVER. Any term or condition of this Agreement may be waived in writing at any time by the party that is entitled to the benefit thereof. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfulfillment on a future occasion. All remedies, either under this Agreement, or by Law or otherwise afforded, will be cumulative and not alternative.

    12.11 AMENDMENT. This Agreement may be modified or amended only by a writing duly executed by or on behalf of the Sellers and the Purchaser.

    12.12 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

    12.13 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of the Sellers, the Purchaser, each Seller Party, each Purchaser Party, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

    12.14 GOVERNING LAW. This Agreement will be governed by and construed and enforced in accordance with the Laws of the State of New York (without regard to the principles of conflict of laws) applicable to a Contract executed and performable in such state.

    12.15 BINDING EFFECT. This Agreement is binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

    12.16 NO ASSIGNMENT. Neither this Agreement nor any right or obligation hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other party hereto (and any attempt to do so will be void), except (a) as otherwise specifically provided herein; (b) that the Purchaser may assign all or any part of its rights or obligations hereunder to one or more of its Affiliates without the consent of the Seller; PROVIDED, HOWEVER, that




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
upon such assignment, the Purchaser will not be deemed to be released from any of its obligations hereunder; (c) that one or more Affiliates of the Purchaser may, without the consent of the Seller, purchase from Heritage Indemnity Company all the outstanding capital stock of Heritage Mechanical at the Closing; PROVIDED, HOWEVER, that upon such purchase, the Purchaser will not be deemed to be released from any of its obligations hereunder; and (d) that the Purchaser may, without the consent of the Sellers, assign its rights to indemnification under SECTION 10 2(A) hereof to any Person; PROVIDED, HOWEVER, that any indemnification by the Sellers to any such assignee will be subject to SECTION 10.7(A) hereof.

    12.17 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, void, or unenforceable by any court of competent jurisdiction, (a) such provision will have no force or effect; and (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, void, or unenforceable provision.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered as of the date first written above by the duly authorized officers of the Sellers and the Purchaser.


                                          QUAKER STATE CORPORATION

                                          By: /s/ Conrad A. Conrad
                                             -------------------------
                                          Name:  Conrad A. Conrad
                                               -----------------------
                                          Title:  President and COO
                                                ----------------------


                                          QS HOLDING COMPANY

                                          By: /s/ R.S. Keefer
                                             -------------------------
                                          Name: R. S. Keefer
                                               -----------------------
                                          Title:  President
                                                ----------------------


                                          GENERAL ELECTRIC CAPITAL
                                          CORPORATION

                                          By: /s/ Diane M. Martin
                                             -------------------------
                                          Name:  Diane M. Martin
                                               -----------------------
                                          Title: As Attorney-in-fact
                                                ----------------------

Stock Purchase Agreement dated as of May 12, 1994 among Quaker State Corporation, QS Holding Company and General Electric Capital Corporation with respect to all of the outstanding Capital Stock of Heritage Insurance Group, Inc.
___________________________________________________________

List of omitted Exhibits and Schedules
- - --------------------------------------

Omitted Exhibits
- - -----------------

Power of Attorney

Exhibit A    List of Insurance Subsidiaries

Exhibit B    List of Individuals Having Knowledge

Exhibit C    List of Subsidiaries

Exhibit D    Audit Adjustments

Exhibit E    Permitted Investments

Exhibit F    Knowledge Exceptions

Exhibit G-1  Form of Opinion of Reed Smith Shaw & McClay,
             counsel to the Sellers

Exhibit G-2  Form of Opinion of General Counsel of the Sellers

Exhibit G-3  Form of Opinion of Lord, Bissell & Brook, counsel to the Subsidiaries

Exhibit H-1  Form of Opinion of Weil, Gotshal & Manges, counsel to the Purchaser

Exhibit H-2  Form of Opinion of Department Counsel of the
             Purchaser

Omitted Schedules

3.3 Listing of states of organization, foreign qualification for Heritage Insurance Group, Inc. ("Heritage") and subsidiaries

3.4 Authorized, issued, outstanding and ownership of Capital Stock of Heritage and subsidiaries

3.5   Listing of majority ownership or control of other entities by Heritage

3.6   Conflicts with Material Contracts and list of government filings needed

3.7   List of matters outside Heritage Books and Records

3.8   Description of audit adjustments to Heritage financial statements

3.11 Listing of Material changes in Heritage business or condition since December 31, 1993

3.12  Listing of undisclosed liabilities

3.13  Listing of tax matters

3.14  Listing of litigation

3.15  Listing of matters related to compliance with laws

3.16  Listing of Heritage pension and benefit plans

3.17 Listing of matters related to Heritage property, listing of owned and leased real property, intellectual property and environmental matters

3.18  Listing of contracts of Heritage and subsidiaries

3.19 Listing of matters related to insurance issued by Heritage and subsidiaries

3.20  List of threats of cancellation or downgrading of rating (blank)

3.21  List of licenses and permits

3.22  Listing of insurance coverage

3.23  Listing of intercompany liabilities

3.24  List of bank accounts

5.5   List of exclusive contracts with insurance agents

5.11  Listing of securities issuance by Heritage and subsidiaries

5.12  Listing of dividend payments and redemptions by Heritage and subsidiaries

5.17  Listing of intercompany liabilities

5.19  Listing of tax matters

      Quaker State hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.